Exhibit 10.8

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

dated as of March 15, 2017,

among

HESS MIDSTREAM PARTNERS LP,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

CITIGROUP GLOBAL MARKETS INC.,

GOLDMAN SACHS LENDING PARTNERS LLC,

MORGAN STANLEY SENIOR FUNDING, INC. and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

CITIBANK, N.A.,

GOLDMAN SACHS LENDING PARTNERS LLC,

MORGAN STANLEY SENIOR FUNDING, INC. and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents

THE BANK OF NOVA SCOTIA,

ING CAPITAL LLC and

SUMITOMO MITSUI BANKING CORPORATION,

as Documentation Agents

$300,000,000 SENIOR SECURED REVOLVING CREDIT FACILITY

i

SECTION 6.09.	Changes in Organizational Documents and Material Agreements	96
SECTION 6.10.	Leverage Ratio	96
SECTION 6.11.	Ownership of Subsidiaries	96
SECTION 6.12.	Debt of Non-Wholly Owned Restricted Subsidiaries	96
SECTION 6.13.	Changes in Fiscal Year	97
SECTION 6.14.	ERISA	97

ARTICLE VII
Events of Default

ARTICLE VIII
The Administrative Agent

ARTICLE IX
Miscellaneous

SECTION 9.01.	Notices	106
SECTION 9.02.	Waivers; Amendments	108
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	109
SECTION 9.04.	Successors and Assigns	111
SECTION 9.05.	Survival	114
SECTION 9.06.	USA PATRIOT Act	115
SECTION 9.07.	Counterparts; Integration; Effectiveness; Electronic Execution	115
SECTION 9.08.	Severability	116
SECTION 9.09.	Right of Setoff	116
SECTION 9.10.	Governing Law; Jurisdiction; Consent to Service of Process; Process Agent; Waiver of Immunity	116
SECTION 9.11.	WAIVER OF JURY TRIAL	117
SECTION 9.12.	Headings	117
SECTION 9.13.	Confidentiality	117
SECTION 9.14.	No Fiduciary Relationship	118
SECTION 9.15.	Conversion of Currencies	118
SECTION 9.16.	Interest Rate Limitation	119
SECTION 9.17.	No Liability of General Partner	119
SECTION 9.18.	Release of Subsidiary Guarantees and Collateral	120
SECTION 9.19.	Excluded Swap Obligations	121
SECTION 9.20.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	122

SCHEDULES:

Schedule 2.01	Commitments
Schedule 2.04	Swingline Commitments
Schedule 2.05	Issuing Banks; LC Commitments
Schedule 3.12	Subsidiaries; Equity Investments
Schedule 3.13	Properties

Schedule 6.01	Existing Debt
Schedule 6.02	Existing Liens
Schedule 6.05	Restrictive Agreements

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Guarantee Agreement
Exhibit D	Form of Notice of LC Activity
Exhibit E	Form of Notice of LC Request
Exhibit F	Form of Note

REVOLVING CREDIT AGREEMENT dated as of March 15, 2017, among HESS MIDSTREAM PARTNERS LP, a Delaware limited partnership; the LENDERS party hereto; and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accounts” has the meaning assigned to such term in the Collateral Agreement.

“Acquisition” means the purchase or other acquisition (in one transaction or a series of transactions, including pursuant to any merger or consolidation) of (a) more than 50% of the issued and outstanding Equity Interests in any Person or (b) other assets (other than Equity Interests in a Person) of, or of an operating division or business unit of, any Person, other than capital expenditures and acquisitions of inventory or supplies in the ordinary course of business.

“Acquisition Period” means a period commencing on the date on which payment of the purchase price for a Specified Acquisition is made by the Borrower and the Restricted Subsidiaries and ending on the last day of the second full fiscal quarter of the Borrower following the fiscal quarter in which such payment is made.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent, the Documentation Agents and the Syndication Agents.

“Agreement” means this Revolving Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the LIBO Screen Rate (or, if the LIBO Screen Rate is not available for such one month maturity, the Interpolated Screen Rate) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Hess GP, the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, at any time, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment at such time. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to the Facility Fees or any Eurodollar Revolving Loan or ABR Revolving Loan, (a) until the time that the Borrower first obtains a Designated Rating from either Moody’s or S&P, the applicable rate per annum set forth below in the Leverage-Based Pricing Grid under the caption “Facility Fee Rate”, “Eurodollar Spread” or “ABR Spread”, based upon the Leverage Ratio as of the end of the most recently ended fiscal quarter of the Borrower for which consolidated financial statements of the Borrower have been delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b), provided that, for purposes of this clause (a), until the date of the delivery of the consolidated financial statements of the Borrower pursuant to Section 5.01(a) or 5.01(b) as of and for the first full fiscal quarter ended after the Availability Date, the Applicable Rate under this clause (a) shall be based on the rates per annum set forth in Level I in the Leveraged-Based Pricing Grid below; and (b) at any time from and after the date when the Borrower first obtains a Designated Rating from either Moody’s or S&P, the applicable rate per annum set forth below in the Ratings-Based Pricing Grid under the caption “Facility Fee Rate”, “Eurodollar Spread” or “ABR Spread”, based upon the Designated Ratings applicable on such day:

Leverage-Based Pricing Grid

Leverage Ratio	Facility Fee Rate	Eurodollar Spread	ABR Spread

Level I ≤ 2.75:1.00	0.275%	1.275%	0.275%

Level II > 2.75:1.00 and ≤ 3.50:1.00	0.300%	1.375%	0.375%

Level III > 3.50:1.00 and ≤ 4.25:1.00	0.375%	1.425%	0.425%

Level IV > 4.25:1.00	0.400%	1.650%	0.650%

For purposes of applying the Leverage-Based Pricing Grid, each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, if the Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) or any Compliance Certificate required to be delivered pursuant to Section 5.01(c), in each case within the time periods specified herein for such delivery, the Applicable Rate shall continue to be determined based upon the Level then most recently in effect until the Business Day following the date of the delivery thereof, whereupon the Applicable Rate shall be determined based upon the Leverage Ratio as determined based on such financial statements, and if, on the basis of such Leverage Ratio, the Applicable Rate would have been at a higher Level during the period of non-delivery of such financial statements or such Compliance Certificate, the Borrower shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest that should have been paid but was not paid as a result of such financial statements or such Compliance Certificate not having been delivered within the time periods specified herein for such delivery.

Ratings-Based Pricing Grid

Designated Rating Moody’s/S&P/Fitch	Facility Fee Rate	Eurodollar Spread	ABR Spread

Level I ≥ A3 / A-/ A-	0.100%	0.900%	0.000%

Level II Baa1 / BBB+/ BBB+	0.125%	1.000%	0.000%

Level III Baa2 / BBB/ BBB	0.175%	1.075%	0.075%

Level IV Baa3 / BBB-/ BBB-	0.200%	1.300%	0.300%

Level V < Baa3 / BBB-/ BBB- or unrated	0.250%	1.500%	0.500%

For purposes of applying the Ratings-Based Pricing Grid, (a) if only one or two of the Rating Agencies shall have in effect a Designated Rating, the Applicable Rate shall be determined by reference to the available rating or ratings; provided that if neither S&P nor Moody’s shall have in effect a Designated Rating, the Applicable Rate will be determined by reference to Level V as set forth in the grid above; (b) if none of the Rating Agencies shall have in effect a Designated Rating, the Applicable Rate will be determined by reference to Level V as set forth in the grid above; (c) if the Designated Ratings established by the Rating Agencies shall fall within different Levels, the Applicable Rate shall be determined by reference to the lower of the two highest Designated Ratings, provided that if the higher of such two Designated Ratings is more than one Level above the second highest of such Designated Ratings, the Applicable Rate shall be determined by reference to the Level immediately above that corresponding to such second highest Designated Rating; (d) if the Designated Rating established by any Rating Agency shall be changed, such change shall be effective as of the date on which such change is first announced publicly by such Rating Agency; and (e) if any Rating Agency shall change the basis on which Designated Ratings are established, each reference to the Designated Rating announced by such Rating Agency shall refer to the then equivalent rating by such Rating Agency.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan Chase Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citigroup Global Markets Inc., Goldman Sachs Lending Partners

LLC, Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC, in their capacities as the joint lead arrangers and joint bookrunners for the credit facility established hereunder.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, with respect to any Sale/Leaseback Transaction at the time of determination, the present value (discounted at the interest rate implicit in the terms of the relevant lease in accordance with GAAP) of the total remaining obligations of the lessee for rental payments pursuant to such Sale/Leaseback Transaction (reduced by the amount of rental obligations of any sublessee of all or part of the same property) during the remaining term of the lease included in such Sale/Leaseback Transaction, including any period for which such lease has been extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (and, in the case of any such termination upon payment of a penalty, the rental payments shall include the lesser of (a) the remaining applicable lease payments until the first date upon which it may be so terminated plus the then applicable penalty upon termination and (b) the lease payment to be paid during the remaining term of such Sale/Leaseback Transaction (assuming such termination provision is not exercised)), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges; provided that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Debt represented thereby will be determined in accordance with the definition of and will constitute “Capitalized Lease Obligations.”

“Availability Date” means the date on which the conditions set forth in Section 4.02 are satisfied.

“Availability Period” means the period from and including the Availability Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver,

conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that (a) a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person, and (b) a Bankruptcy Event shall not result solely by virtue of an Undisclosed Administration.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Hess Midstream Partners LP, a Delaware limited partnership.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan or group of Swingline Loans made on the same date.

“Borrowing Request” means a request by the Borrower for Revolving Loans or Swingline Loans in accordance with Section 2.03 or 2.04, as applicable.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that the term “Business Day” shall also exclude, when used in connection with a Eurodollar Loan, any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease” means, with respect to any Person which is the lessee thereunder, any lease or charter of property, real or personal, which would, in accordance with GAAP, be recorded as an asset under a capital lease on a balance sheet of such Person.

“Capitalized Lease Obligation” means, with respect to any Person on any date, the amount which would, in accordance with GAAP, be recorded as an obligation under a Capital Lease on a balance sheet of such Person as lessee under such Capital Lease as at such date. For all purposes of this Agreement, Capitalized Lease Obligations shall be deemed to be Debt secured by a Lien on the assets subject to the applicable Capital Lease.

“Cash Management Agreement” means any agreement in respect of Cash Management Services.

“Cash Management Services” means cash management and related services provided to the Borrower or any Restricted Subsidiary, including treasury, depository, foreign exchange, return items, overdraft, controlled disbursement, cash sweeps, zero balance arrangements, merchant stored value cards, e-payables, electronic funds transfer, interstate depository network and automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) services and credit cards, credit card processing services, debit cards, stored value cards and commercial cards (including so-called “‘purchase cards”, “procurement cards” or “p-cards”) arrangements.

“Change in Law” means (a) the adoption or taking effect of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or any Issuing Bank’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means as of any date, the failure of (a) Hess to own, directly or indirectly, beneficially and of record, at least 50% of the issued and outstanding Equity Interests in Hess GP, and to Control Hess GP or (b) Hess GP to be the sole general partner of, and to Control, the Borrower.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Closing Date” means the date on which the conditions set forth in Section 4.01 are satisfied.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agreement” means a collateral agreement among the Borrower, the other Loan Parties and the Administrative Agent, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.

“Collateral and Guarantee Release Condition” means, at any time, the requirement that the Borrower’s senior unsecured non-credit enhanced long-term debt has a rating of (a) at least Baa3 from Moody’s and at least BB+ from S&P, in each case with stable outlook or better, or (b) at least BBB- from S&P and at least Ba1 from Moody’s, in each case with stable outlook or better.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from the Borrower and each Guarantor either (i) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Guarantor after the Availability Date, a supplement to the Guarantee Agreement, substantially in the form specified therein or in such other form as is reasonably acceptable to the Administrative Agent, duly executed and delivered on behalf of such Person, together with, unless otherwise agreed by the Administrative Agent in its reasonable discretion, documents comparable to those delivered under paragraph (b) of Section 4.01 and paragraphs (b) and (c) of Section 4.02 with respect to such Guarantor;

(b) the Administrative Agent shall have received from the Borrower and each Guarantor either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Guarantor after the Availability Date, a supplement to the Collateral Agreement, substantially in the form specified therein or in such other form as is reasonably acceptable to the Administrative Agent, duly executed and delivered on behalf of such Person, together with, unless otherwise agreed by the Administrative Agent in its reasonable discretion, documents comparable to those delivered under paragraph (b) of Section 4.01 and paragraphs (b) and (c) of Section 4.02 with respect to such Guarantor;

(c) all Equity Interests in any Subsidiary owned by any Loan Party shall have been pledged pursuant to the Collateral Agreement and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(d) (i) all Debt of the Borrower and each Subsidiary and (ii) all Debt of the type described in clause (a) of the definition thereof of any other Person in a principal amount of $5,000,000 or more that, in each case, is owing to any Loan Party shall be evidenced by a promissory note (which may be a global intercompany note) and shall have been pledged pursuant to the Collateral

Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(e) all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(f) each Loan Party shall have obtained all consents and approvals, if any, required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder; and

(g) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) a completed “life of loan” flood hazard determination form with respect to each Mortgaged Property, (iv) if any Mortgaged Property is located in an area identified by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under the Flood Insurance Laws and Regulation H of the Board of Governors and (iv) such surveys (which may be previously obtained surveys that, together with a “no-change” affidavit, are sufficient to issue the policies of title insurance described in clause (ii) above), abstracts, legal opinions, existing appraisals and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property.

Notwithstanding the foregoing:

(i) this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, if and for so long as the Administrative Agent and the Borrower reasonably agree that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, shall be excessive in relation to the benefit to be afforded to the Lenders therefrom;

(ii) the Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets (including extensions beyond the Availability Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Availability Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents;

(iii) nothing in this definition shall require the creation or perfection of pledges of or security interests in any Excluded Property;

(iv) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts or securities accounts; and

(v) no security or pledge agreements governed by the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia shall be required, and no actions in any jurisdiction other than the United States of America, any State thereof or the District of Columbia shall be required in order to create or perfect any security interest in assets located or titled outside the United States of America.

“Commercial Tort Claim” has the meaning assigned to such term in the Collateral Agreement.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and acquire participations in Letters of Credit and Swingline Loans, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, in an incremental commitment agreement referred to in Section 2.08(e) pursuant to which such Commitment is established or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Increase” has the meaning assigned to such term in Section 2.08(e).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit B hereto or any other form approved by the Administrative Agent.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated February 22, 2017, relating to the credit facility provided for herein.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Lender” has the meaning assigned to such term in Section 2.08(d).

“Consolidated Current Liabilities” means, on any date, all amounts which, in conformity with GAAP, would be classified as current liabilities on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at such date.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:

(i) consolidated interest expense for such period (including imputed interest expense in respect of Capitalized Lease Obligations, amortization or write-off of debt issuance costs and commissions, discounts and other fees and charges associated with Debt, amortization of capitalized interest and the net amount accrued (whether or not actually paid) pursuant to any interest rate protection agreement during such period)),

(ii) consolidated income tax expense for such period,

(iii) all amounts attributable to depreciation for such period and amortization of intangible assets for such period,

(iv) (A) extraordinary expenses or losses for such period or (B) any unusual or nonrecurring noncash charges or losses (including impairment of goodwill or intangible assets) for such period,

(v) any losses for such period attributable to early extinguishment of Debt or obligations under any Swap Agreement,

(vi) any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Swap Agreements,

(vii) the cumulative effect for such period of a change in accounting principles, and

(viii) any fees and expenses for such period relating to the Transactions;

provided that any cash payment made with respect to any noncash items added back in computing Consolidated EBITDA for any prior period pursuant to clause (iv) above shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus

(b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of:

(i) (A) any extraordinary gains for such period or (B) any unusual or nonrecurring noncash gains for such period,

(ii) any gains for such period attributable to the early extinguishment of Debt or obligations under any Swap Agreement,

(iii) any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Swap Agreements and

(iv) the cumulative effect for such period of a change in accounting principles;

provided further that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by the Borrower or any of its Restricted Subsidiaries, other than dispositions of inventory and other dispositions in the ordinary course of business.

All amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer of the Borrower, attributable to any Restricted Subsidiary that is not wholly owned, directly or indirectly, by the Borrower, shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Restricted Subsidiary.

Notwithstanding anything to the contrary contained herein, but subject to the next sentence, Consolidated EBITDA shall be deemed to be (A) for the four fiscal quarter period ended prior to the last day of the first fiscal quarter that shall have commenced after the Availability Date, (x) pro forma Consolidated EBITDA for the fiscal year ended December 31, 2016, determined by reference to the Initial Financial Statements or (y) if pro forma combined financial statements of the Borrower for the fiscal quarter ended March 31, 2017 are included in the Registration Statement, pro forma Consolidated EBITDA for such fiscal quarter, determined by reference to the Initial Financial Statements, multiplied by four, (B) for the four fiscal quarter period ended on the last day of the first fiscal quarter that shall have commenced after the Availability Date, Consolidated EBITDA for such first fiscal quarter multiplied by four, (C) for the four fiscal quarter period ended on the last day of the second fiscal quarter that shall have commenced after the Availability Date, Consolidated EBITDA for the two fiscal quarter period then ended multiplied by two, and (D) for the four fiscal quarter period ended on the last day of the third fiscal quarter that shall have commenced after the Availability Date, Consolidated EBITDA for the three fiscal quarter period then ended multiplied by 4/3. For purposes of calculating Consolidated EBITDA for any period, if during such period the Borrower or any Restricted Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).

“Consolidated Intangibles” means, on any date, all assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis, that would, in conformity with GAAP, be classified as intangible assets on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at such date, including, without limitation, unamortized debt discount and expense, unamortized organization and reorganization expense, costs in excess of the fair market value of acquired companies, patents, trade or service marks, franchises, trade names, goodwill and the amount of all write-ups in the book value of assets resulting from any revaluation thereof (other than revaluations arising out of foreign currency valuations in conformity with GAAP).

“Consolidated Net Income” means, for any period, net income (loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP; provided that there shall be excluded in determining such net income (to the extent otherwise included therein) (a) the income (or loss) of any Person other than a Restricted Subsidiary in which the Borrower or any Restricted Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Borrower or such Restricted Subsidiary in the form of cash dividends or similar cash distributions, (b) any undistributed net income of a Restricted Subsidiary to the extent that the ability of such Restricted Subsidiary to make Restricted Payments to the Borrower or to another Restricted Subsidiary is, as of the date of determination of Consolidated Net Income, restricted by its organizational documents, any Contractual Obligation (other than this Agreement) or any applicable law and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary that is not wholly owned, directly or indirectly, by the Borrower and its Restricted Subsidiaries to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Restricted Subsidiary.

“Consolidated Net Tangible Assets” means, on any date, the amount equal to (a) the amount that would, in conformity with GAAP, be included as assets on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at such date (but excluding all amounts attributable to the Unrestricted Subsidiaries, other than Equity Interests of such Unrestricted Subsidiaries owned by the Borrower or any Restricted Subsidiary), minus (b) the sum of (i) Consolidated Intangibles at such date and (ii) Consolidated Current Liabilities at such date. Notwithstanding anything herein to the contrary, until the date of the delivery of the consolidated financial statements of the Borrower pursuant to Section 5.01(a) or 5.01(b) as of and for the first full fiscal quarter ended after the Availability Date, Consolidated Net Tangible Assets shall be determined by reference to the most recent pro forma balance sheet described in clause (a) or (b) of the definition of “Initial Financial Statements”.

“Consolidated Subsidiaries” means, with respect to any Person on any date, all Subsidiaries and other entities whose accounts are consolidated with the accounts of such Person as of such date in accordance with GAAP.

“Consolidated Total Debt” means, on any date, without duplication, the sum of the aggregate principal amount of Debt of the Borrower and its Restricted Subsidiaries outstanding as of such date, determined on a consolidated basis, but only if such Debt (a) is of the type referred to in clause (a), (b), (c), (d) (but excluding any contingent obligations) or (f) of the definition of the term “Debt”, or (b) is of the type referred to in clause (f) or (g) of the definition of the term “Debt”, to the extent such Debt relates to Debt of others of the type referred to in clause (a) of this definition.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributed Business” means the assets, liabilities and operations to be contributed to the Borrower by HIP and its Subsidiaries in connection with the consummation of the Midstream MLP IPO, as described in the Registration Statement.

“Contribution” means the direct or indirect transfer, in one or more transactions, by HIP and its Subsidiaries to the Borrower of the Contributed Business.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” means each Borrowing and each issuance, renewal, extension or increase of a Letter of Credit.

“Credit Party” means the Administrative Agent, each Issuing Bank, each Swingline Lender and each other Lender.

“Debt” means, with respect to any Person, (a) indebtedness for borrowed money (including indebtedness evidenced by debt securities), (b) obligations to pay the deferred purchase price of property or services, except trade accounts payable in the ordinary course of business, (c) Capitalized Lease Obligations, (d) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (e) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (f) all Debt of others secured by any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed by such Person, but only to the extent of such property’s fair market value, and (g) all Guarantees by such Person of Debt of others; provided that for purposes of the computation of any Debt under this Agreement there shall be no duplication of any item of primary or other indebtedness or other obligation referred to above, whether such item reflects the indebtedness or other obligation of such Person or any of its Consolidated Subsidiaries (other than any Unrestricted Subsidiary) or of any entity not included in such

Person’s consolidated financial statements. The Debt of any Person shall (i) include the Debt of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Debt provide that such Person is not liable therefor, and (ii) exclude endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.

“Declining Lender” has the meaning assigned to such term in Section 2.08(d).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, an Issuing Bank or a Swingline Lender made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such certification by the Administrative Agent, such Issuing Bank or such Swingline Lender, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, such Issuing Bank or such Swingline Lender, as applicable, or (d) has become, or the Lender Parent of which has become, the subject of a Bankruptcy Event or a Bail-In Action.

“Designated Rating” means, with respect to any Rating Agency, (a) the Borrower’s senior unsecured non-credit enhanced long-term debt rating, (b) if and only if such Rating Agency does not have in effect a rating described in clause (a), the rating assigned by such Rating Agency to the credit facility established hereunder at any time such a rating is in effect, or (c) if and only if such Rating Agency does not have in effect a rating described in clause (a) or (b) above, the Borrower’s “company” or “corporate credit” rating (or its equivalent) assigned by such Rating Agency.

“Documentation Agents” means The Bank of Nova Scotia, ING Capital LLC and Sumitomo Mitsui Banking Corporation, in their capacities as the documentation agents with respect to the credit facility established hereby.

“dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of any Person described in clause (a) of this definition or (c) any entity established in an EEA Member Country that is a subsidiary of any Person described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a Defaulting Lender or a Lender Parent thereof, (ii) the Borrower or any Affiliate of the Borrower, (iii) any HIP Related Party or (iv) a natural person.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment, threatened or endangered species, the release of any materials into the environment or, as it relates to exposure to hazardous or toxic materials, health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the release, threatened release, spill, discharge, disposal, emission or injection of any Hazardous Materials into, or migration of Hazardous Materials through, the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or any warrants, options or other rights to acquire such interests (other than, prior to the date of conversion, Debt that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Mortgage Property” means, as to any Loan Party, until the first period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) or are included in the Initial Financial Statements for which the “consolidated EBITDA” of such Loan Party (determined on a consolidated basis for such Loan Party and its Restricted Subsidiaries in a manner consistent with the definition of “Consolidated EBITDA”) shall exceed $5,000,000, each parcel of real property owned in fee by such Loan Party.

“Excluded Property” means: (a) any leasehold interest in any real property and any real property owned in fee that is not a Mortgaged Property; (b) any motor vehicles, rail cars and other assets subject to certificates of title, except to the extent perfection of a security interest therein may be accomplished by the filing of a Uniform Commercial Code financing statement or an equivalent thereof in appropriate form in the applicable jurisdiction; (c) Letter-of-Credit Rights with a value of less than $5,000,000, except to the extent constituting a Supporting Obligation of other Collateral as to which perfection of a security interest therein may be accomplished by the filing of a Uniform Commercial Code financing statement or an equivalent thereof in appropriate form in the applicable jurisdiction; (d) Commercial Tort Claims as to which the claim thereunder is less than $5,000,000; (e) any license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent and for so long as a grant of a security interest therein would violate or invalidate such license or other agreement or such purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or any Guarantor), except, in each case under this clause (e), to the extent the terms in such license or other agreement or such purchase money security interest or similar arrangement providing for such violation, invalidation or right of termination are ineffective under the Uniform Commercial Code or other applicable law, provided that this clause (e) shall not exclude Proceeds thereof and Accounts and Payment Intangibles arising therefrom the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding terms providing for such violation, invalidation or right of termination; (f) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (g) any “intent-to-use” trademark application for which a statement of use has not been filed with the United States Patent and Trademark Office, but only to the extent and for so long as the grant of a security interest therein would invalidate such trademark application; and (h) Equity Interests in any Subsidiary that is not wholly owned, directly or indirectly, by the Borrower or in any Person that is not a Subsidiary to the extent and for so long as the pledge thereof is prohibited by the terms of the organizational documents of, or joint venture documents relating to, such Subsidiary or such other Person, in each case, if such prohibition exists on the Availability Date or, in the case of any Subsidiary or such other Person that shall have been acquired after the Availability Date, on the date of acquisition of such Subsidiary or other Person so long as such prohibition was not entered into in contemplation of the acquisition thereof, provided that this clause (h) shall not apply to any such prohibition that may be modified solely with the consent of the Borrower, Hess or their respective controlled Affiliates (it being understood and agreed that, in the case of any such consent of Hess and its controlled Affiliates (other than the Borrower and its controlled Affiliates), so long as the Borrower is using commercially reasonable efforts to obtain such consent, this proviso to clause (h) shall not apply with respect to such consent until the 60th day after (i) the Availability Date or (ii) the date of acquisition of such Subsidiary or such other Person, as applicable (or, in each case, such later date as may be agreed by the Administrative Agent in its sole discretion)), and, in each case under this definition, other than any Proceeds, substitutions or replacements of, or Accounts or Payment Intangibles arising from, the foregoing (unless such Proceeds, substitutions, replacements, Accounts or Payment Intangibles themselves would constitute assets described in clauses (a) through (h) above).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule or regulation promulgated thereunder or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation or such Swap Obligations become secured by such security interest.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party: (a) income or franchise taxes imposed on (or measured by) net income by (i) the United States of America (or any political subdivision or taxing authority thereof or therein), or by the jurisdiction under the laws of which such Credit Party is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) any other jurisdiction with which such Credit Party has a present or former connection (other than any such connection arising solely from such Credit Party having executed, delivered or become a party to, or performed its obligations or received a payment under, any Loan Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender or any Issuing Bank is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)) or any foreign branch or Affiliate of a Lender caused by such Lender to make a Loan under Section 2.02(b), any U.S. Federal withholding tax that is imposed on amounts payable to such Foreign Lender pursuant to any laws in effect at the time such Foreign Lender becomes a party to this Agreement or such foreign branch or Affiliate is caused to make such a Loan, except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a), (d) Taxes attributable to such Credit Party’s failure or inability to comply with Section 2.16(f) and (e) any Taxes imposed under FATCA.

“Existing Maturity Date” has the meaning assigned to such term in Section 2.08(d).

“Facility Fee” has meaning assigned to such term in Section 2.11(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any regulations or official interpretations thereof, any intergovernmental agreements entered into thereunder and any agreements entered into pursuant to Section 1471(b)(1) of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code or analogous provisions of non-U.S. law.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person; provided that when such term is used in reference to the Borrower, a reference to a Financial Officer of Hess GP, acting on behalf of the Borrower, shall be deemed to be included in such reference; provided further that, in any case when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to or shall have an incumbency certificate on file with the Administrative Agent as to the authority of such individual acting in such capacity.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statue thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fronting Fee” has the meaning assigned to such term in Section 2.11(b).

“GAAP” means, subject to Section 1.04, generally accepted accounting principles in the United States of America as in effect from time to time (including any requirements thereof promulgated by the SEC).

“GIP Partner” means GIP II Blue Holding Partnership, L.P., a Delaware limited partnership.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” by any Person means any direct or indirect undertaking to assume, guarantee, endorse, contingently agree to purchase or to provide funds for the payment of, or otherwise become liable in respect of, any obligation of any other Person, excluding endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement” means the Guarantee Agreement among the Borrower, its Subsidiaries party thereto and the Administrative Agent, substantially in the form of Exhibit C hereto, together with all supplements thereto.

“Guarantor” means each Initial Guarantor and any other Subsidiary of the Borrower that is a party to the Guarantee Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, well completion and fracturing fluids, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hess” means Hess Corporation, a Delaware corporation.

“Hess Export Logistics” means Hess North Dakota Export Logistics LLC, a Delaware limited liability company.

“Hess Export Logistics GP” means Hess North Dakota Export Logistics GP LLC, a Delaware limited liability company.

“Hess Export Logistics Operations LP” means Hess North Dakota Export Logistics Operations LP, a Delaware limited partnership.

“Hess GP” means (a) prior to the consummation of the Midstream MLP IPO, Midstream Partners and (b) on and after the date of the Midstream MLP IPO, Hess Midstream Partners GP LP (formerly known as Hess North America LP), a Delaware limited partnership.

“Hess Mentor Storage Holdings” means Hess Mentor Storage Holdings LLC, a Delaware limited liability company.

“Hess Pipelines GP” means Hess North Dakota Pipelines GP LLC, a Delaware limited liability company.

“Hess TGP GP” means Hess TGP GP LLC, a Delaware limited liability company.

“HIP” means Hess Infrastructure Partners LP (formerly known as Hess USA Investment LP), a Delaware limited partnership.

“HIP Credit Agreement” means that certain Credit Agreement, dated as of July 1, 2015, among HIP, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“HIP Prepayment Agreement” means that certain agreement, dated as of March 15, 2017, among HIP and JPMorgan Chase Bank, N.A., as administrative agent under the HIP Credit Agreement, for the benefit of the lenders thereunder.

“HIP Related Parties” means Hess, GIP Partner, HIP and their respective Subsidiaries and Affiliates.

“in writing” means any written communication (including communication by facsimile and electronic communication) delivered in accordance with Section 9.01.

“Increase Effective Date” has the meaning assigned to such term in Section 2.08(e).

“Increasing Lender” has the meaning assigned to such term in Section 2.08(e).

“Indemnified Taxes” means Taxes, other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03.

“Information” has the meaning assigned to such term in Section 9.13.

“Initial Financial Statements” means, collectively, (a) the unaudited pro forma combined balance sheet of the Borrower as of December 31, 2016, and the related unaudited pro forma combined statement of operations for the fiscal year ended December 31, 2016, (b) to the extent included in the Registration Statement, the unaudited pro forma combined balance sheet of the Borrower as of March 31, 2017, and the related unaudited pro forma combined statement of operations for the fiscal quarter ended March 31, 2017, and (c) the audited combined balance sheet of the Predecessor as of December 31, 2016, and the related audited combined statements of operations, changes in net parent investment and cash flows for the fiscal year ended December 31, 2016, in each case included in the Registration Statement.

“Initial Guarantors” means Hess TGP GP, Hess Export Logistics GP, Hess Pipelines GP, Hess Mentor Storage Holdings and Hess Mentor Storage LLC, a Delaware limited liability company.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day during such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is seven days (if generally available), or one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless (other than in the case of a seven-day Interest Period) such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding

Business Day, (b) any Interest Period (other than a seven-day Interest Period) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) any Interest Period that otherwise would extend beyond the Maturity Date applicable to any Loan shall end on the Maturity Date applicable to such Loan. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, at any time, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than such Interest Period; and (b) the LIBO Screen Rate for the shortest period for which that Screen Rate is available that exceeds such Interest Period, in each case, at such time.

“Investment Grade Rating Date” means the date on which the Borrower first obtains a Designated Rating of Baa3 or better from Moody’s or BBB- or better from S&P.

“IP Security Agreements” has the meaning set forth in the Collateral Agreement.

“Issuing Banks” means each of the Lenders listed on Schedule 2.05 and any other Lenders (or any Affiliate of any Lender) that shall have become Issuing Banks hereunder as provided in Section 2.05(i) or 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(i)), each in its capacity as the issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” means, with respect to any Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit that, subject to the terms and conditions hereof, are required to be issued by such Issuing Bank. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.05 or, in the case of any Issuing Bank that becomes an “Issuing Bank” hereunder pursuant to Section 2.05(i) or 2.05(k), as set forth in a written agreement referred to in such Section, or, in each case, such other maximum permitted amount with respect to any Issuing Bank as may have been agreed in writing (and notified in writing to the Administrative Agent) by such Issuing Bank and the Borrower.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.19 of the LC Exposures of Defaulting Lenders in effect at such time.

“LC Notice Time” means, with respect to any requested issuance, amendment, renewal or extension of a Letter of Credit, (a) 12:00 p.m., New York City time, at least two Business Days (or, if such longer period shall have been requested by the Issuing Bank that is the issuer thereof, at least three Business Days) in advance of the requested date of issuance, amendment, renewal or extension or (b) such later time as may be approved by the Issuing Bank that is the issuer thereof as the LC Notice Time with respect to such requested issuance, amendment, renewal or extension.

“LC Participation Fee” has the meaning assigned to such term in Section 2.11(b).

“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a Subsidiary.

“Lenders” means the Persons listed on Schedule 2.01, any Increasing Lender that shall have become a party hereto pursuant to Section 2.08(e) and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context requires otherwise, the term “Lenders” includes each Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter-of-Credit Rights” has the meaning assigned to such term in the Collateral Agreement.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or most recently prior to such date for which financial statements have been, or were required to be, delivered hereunder.

“LIBO Rate” means, with respect to each Interest Period pertaining to a Eurodollar Loan, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the

Reuters screen page (currently page LIBOR01) displaying interest rates for deposits in the London interbank market (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) (such applicable rate being called the “LIBO Screen Rate”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. If no LIBO Screen Rate shall be available for a particular Interest Period but LIBO Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the LIBO Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the LIBO Rate, determined as provided above, would otherwise be less than zero, then the LIBO Rate shall be deemed to be zero for all purposes of this Agreement.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of the term “LIBO Rate”.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, or any lease in the nature thereof.

“Loan Document Obligations” means, collectively, (a) the principal of and premium, if any, and interest (including interest accruing at the rate specified herein during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment (including payments in respect of reimbursements of LC Disbursements, interest thereon and obligations to provide cash collateral) required to be made under this Agreement in respect of any Letter of Credit issued for the account of the Borrower, when and as due, and (c) all other monetary obligations under this Agreement or any other Loan Document, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Loan Party.

“Loan Documents” means, collectively, this Agreement, the Guarantee Agreement, the Collateral Agreement, the other Security Documents, each Note and all other agreements, instruments and documents executed in connection herewith and therewith, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time; provided that on and after the date on which the Collateral and Guarantee Release Condition has been satisfied, “Loan Documents” shall not include the Guarantee Agreement, the Collateral Agreement, the other Security Documents and any other agreement, instrument or document executed or delivered in connection with the granting of any security interest pursuant to any Security Document.

“Loan Party” means the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Acquisition” means any Acquisition if the aggregate consideration therefor (including Debt assumed in connection therewith) exceeds $10,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the validity or enforceability of the Loan Documents or the rights and remedies of the Administrative Agent, the Issuing Banks or the Lenders thereunder or (c) the ability of the Loan Parties to perform their payment obligations to the Lenders and the Issuing Banks under the Loan Documents.

“Material Agreement” means each of the following agreements (in the case of agreements referred to in clauses (a) through (h), entered into prior to or concurrently with the consummation of the Contribution and the Midstream MLP IPO): (a) the Omnibus Agreement expected to be among Hess, the Borrower, Hess Midstream Partners GP LP, Midstream Partners, HIP, Hess Infrastructure Partners GP LLC, Hess TGP GP, Hess TGP Operations LLC, Hess Export Logistics GP, Hess Export Logistics Operations LP, Hess Pipelines GP, Hess North Dakota Pipelines Operations LP, (b) the Employee Secondment Agreement between Hess Midstream Partners GP LP, Midstream Partners, Hess and Hess Trading Corporation, (c) the Contribution, Conveyance and Assumption Agreement expected to be among the Borrower, Midstream Partners, Hess Midstream Partners GP LP, Hess, Hess Investments North Dakota LLC, HIP, Hess Infrastructure Partners GP LLC, Hess Export Logistics Operations LP, Hess Export Logistics, Hess Export Logistics GP, Hess North Dakota Export Logistics Holdings LLC, Hess TGP Operations LP, Hess TGP GP, Hess TGP Holdings LLC, Hess Tioga Gas Plant LLC, Hess Midstream Holdings LLC, Hess Mentor Storage Holdings, Hess Mentor Storage LLC, Hess North Dakota Pipelines Operations LP, Hess Pipelines GP, Hess North Dakota Pipelines Holdings LLC, Hess North Dakota Pipelines LLC, (d) the Gas Processing and Fractionation Agreement between Hess Trading Corporation and Hess Tioga Gas Plant LLC, as amended, (e) the Terminal and Export Services Agreement between Hess Trading Corporation and Hess Export Logistics, as amended, (f) the Storage Services Agreement between Solar Gas, Inc. and Hess Mentor Storage LLC, (g) the Gas Gathering Agreement between Hess Trading Corporation and Hess North Dakota Pipelines LLC, as amended, (h) the Crude Oil Gathering Agreement between Hess Trading Corporation and Hess North Dakota Pipelines LLC, as amended, and (i) any other agreement entered into between the Borrower or any of its Subsidiaries, on the one hand, and Hess or any of its other Subsidiaries, on the other, the breach, termination, cancellation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Borrower or any Restricted Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Debt assumed by the transferee in connection therewith) exceeds $10,000,000.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit) in an aggregate principal amount exceeding $50,000,000.

“Material Subsidiary” means each Subsidiary of the Borrower (a) the consolidated total assets of which equal 5% or more of the consolidated total assets of the Borrower or (b) the consolidated revenues of which equal 5% or more of the consolidated revenues of the Borrower, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) or are included in the Initial Financial Statements; provided that if at the end of or for any such most recent period of four consecutive fiscal quarters the combined consolidated total assets or combined consolidated revenues of all Subsidiaries of the Borrower that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 10% of the consolidated total assets of the Borrower or 10% of the consolidated revenues of the Borrower, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated revenues, as the case may be, until such excess shall have been eliminated. For purposes of this definition, the consolidated total assets and consolidated revenues of the Borrower as of any date and for any period prior to the first delivery of financial statements of the Borrower pursuant to Section 5.01(a) or 5.01(b) shall be determined by reference to the most recent pro forma financial statements referred to in the Initial Financial Statements.

“Maturity Date” means the fourth anniversary of the Closing Date or the applicable anniversary thereof as determined in accordance with Section 2.08(d).

“Maturity Extension Request” has the meaning assigned to such term in Section 2.08(d).

“Midstream MLP Drop-Down Transactions” means any acquisition by the Borrower or its Restricted Subsidiaries of property or assets of Hess and its Subsidiaries (including HIP) so long as the property or assets being acquired are engaged or used (or intended to be used) primarily in an activity that would generate qualifying income with the meaning of Section 7704(d) of the Code, and all transactions consummated or agreements entered into in connection therewith; provided that, other than with respect to the Contribution, (a) such acquisition shall be made for fair value (as reasonably determined by a Financial Officer of the Borrower) and (b) such acquisition is otherwise on terms and conditions that are fair and reasonable to the Borrower and its Restricted Subsidiaries (as reasonably determined by a Financial Officer of the Borrower), taking into account the totality of the relationship between the Borrower and its Restricted Subsidiaries, on the one hand, and Hess and its other Subsidiaries, on the other.

“Midstream MLP IPO” means the underwritten initial public offering of common units representing limited partner interests in the Borrower pursuant to the Registration Statement which results in such common units being traded on a national securities exchange, provided that the net cash proceeds thereof shall be at least $200,000,000.

“Midstream MLP IPO Transactions” means the Midstream MLP IPO, the Contribution and the transactions consummated in connection therewith in accordance with the Registration Statement.

“Midstream Partners” means Hess Midstream Partners GP LLC, a Delaware limited liability company.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means each parcel of real property owned in fee by a Loan Party, and the improvements thereto, that (together with such improvements) has a fair value of $5,000,000 or more, provided that the term “Mortgaged Property” shall not include any Excluded Mortgage Property.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Increasing Lender” means, in connection with any Commitment Increase, any Lender that is not an Increasing Lender in respect of such Commitment Increase.

“Note” has the meaning ascribed to it in Section 2.09(e).

“Notice of LC Activity” means a notice substantially in the form of Exhibit D hereto delivered by an Issuing Bank to the Borrower and the Administrative Agent pursuant to Section 2.05(b) with respect to the issuance, amendment, renewal, extension or expiry of, or a drawing under, a Letter of Credit.

“Notice of LC Request” means a notice substantially in the form of Exhibit E hereto delivered by the Borrower to an Issuing Bank and the Administrative Agent pursuant to Section 2.05(b) with respect to a proposed Letter of Credit.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if both such rates are not so published for any day that is a Business Day, the term “NYFRB Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided further that if any of the foregoing rates shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Obligations” means, collectively, (a) all Loan Document Obligations, (b) all Secured Swap Obligations, excluding, with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor, and (c) all Secured Cash Management Obligations.

“Other Connection Taxes” means, with respect to any Lender, any Issuing Bank or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender, such Issuing Bank or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender, such Issuing Bank or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to any Loan Document, except to the extent any such Taxes are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Outstanding Loans” has the meaning assigned to such term in Section 2.08(e).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate); provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Participant” has the meaning assigned to such term in Section 9.04(e).

“Participant Register” has the meaning assigned to such term in Section 9.04(e).

“Payment Intangibles” has the meaning assigned to such term in the Collateral Agreement.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been set aside in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, and repairmen’s Liens, Liens for crew’s wages or salvage (or making deposits to release such Liens) and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been set aside in accordance with GAAP;

(c) Liens on standard industry terms imposed by charter parties or under contracts of affreightment;

(d) Liens arising out of judgments or awards against the Borrower or any of its Restricted Subsidiaries with respect to which the Borrower or such Restricted Subsidiary at the time shall currently be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;

(e) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(f) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds or performance bonds, and other obligations of a like nature (other than obligations under Swap Agreements), in each case in the ordinary course of business;

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property and imperfections of titles imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any of its Restricted Subsidiaries;

(h) Liens on any oil and/or gas properties or other mineral interests of the Borrower or any of its Restricted Subsidiaries, whether developed or undeveloped, arising as security for the Borrower’s or such Restricted Subsidiary’s costs and expenses incurred by it in connection with the exploration, development or operation of such properties, in favor of a Person that is conducting the exploration, development or operation of such properties, or in connection with farmout, dry hole, bottom hole, communitization, unitization, pooling and operating agreements and/or other agreements of like general nature incident to the acquisition, exploration, development and operation of such properties or as required by regulatory agencies having jurisdiction in the premises;

(i) overriding royalties, royalties, production payments, net profits interests or like interests to be paid out of production from oil and/or gas properties or other mineral interests of the Borrower or any of its Restricted Subsidiaries, or to be paid out of the proceeds from the sale of any such production;

(j) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Debt and are not subject to restrictions on access by the Borrower or any of its Restricted Subsidiaries in excess of those required by applicable banking regulations; and

(k) liens on cash margin collateral, deposits or securities by any Person with whom the Borrower or any of its Restricted Subsidiaries enters into a Swap Agreement constituting any interest rate or currency swap agreement or other interest rate or currency protection agreement capable of financial settlement only; provided that (i) any such Swap Agreements shall be entered into to hedge or mitigate risks to which the Borrower or such Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes and (ii) the aggregate value of cash and other assets subject to such Liens shall not at any time exceed $50,000,000;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA or any “plan” subject to Section 4975 of the Code.

“Platform” has the meaning assigned to such term in Section 9.01(d).

“Predecessor” means Hess Midstream Partners LP Predecessor, a predecessor of the Borrower for accounting purposes as described in the Registration Statement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Proceeds” has the meaning assigned to such term in the Collateral Agreement.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 or that otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any rules or regulations promulgated thereunder or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) at the time such Swap Obligation is incurred (including as a result of the agreement in Section 9.19 or any other Guarantee or other support agreement in respect of the obligations of such Guarantor by another Person that constitutes an “eligible contract participant”).

“Rating Agency” means Moody’s, S&P or Fitch.

“Register” has the meaning assigned to such term in Section 9.04(c).

“Registration Statement” means the registration statement on Form S-1 (No. 333-198896), including the prospectus forming a part thereof and the exhibits filed therewith, initially filed by the Borrower with the SEC on September 24, 2014, as amended or supplemented through the Closing Date and as further amended and supplemented thereafter; provided that such further amendments and supplements after the Closing Date (other than any amendments or supplements to the financial statements contained therein) (a) shall not be materially adverse to the Lenders or the Arrangers or (b) shall have been approved by the Arrangers.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, members, partners, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the aggregate Revolving Credit Exposures and unused Commitments at such time.

“Restricted Payments” means, with respect to any Person, any dividend or distribution (whether in cash, securities or other property) with respect to any Equity Interest in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancellation or termination of, or any other return of capital with respect to, any such Equity Interest.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.

“Sale/Leaseback Transaction” means any arrangement relating to property owned by the Borrower or any of its Restricted Subsidiaries whereby the Borrower or such Restricted Subsidiary sells or transfers any property to any Person and thereafter rents or leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country, region or territory that is itself or whose government is the subject or target of any comprehensive Sanctions (as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person that is listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Secured Cash Management Agreement” means (a) any Cash Management Agreement that is between the Borrower or any Restricted Subsidiary and the Administrative Agent or any of its Affiliates, whether or not such Person shall have been the Administrative Agent or an Affiliate thereof at the time the applicable Cash Management Agreement was entered into, and (b) any Cash Management Agreement that is between the Borrower or any Restricted Subsidiary and any other Secured Cash Management Provider and that, in the case of this clause (b), is designated as a “Secured Cash Management Agreement” by written notice from the Borrower to the Administrative Agent in form and detail reasonably satisfactory to the Administrative Agent.

“Secured Cash Management Obligations” means all obligations of every nature of the Borrower or any Restricted Subsidiary (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services provided under any Secured Cash Management Agreement.

“Secured Cash Management Provider” means any Person that (a) is, or was on the Closing Date, the Administrative Agent, an Arranger or any Affiliate of any of the foregoing, whether or not such Person shall have been the Administrative Agent, an Arranger or any Affiliate of any of the foregoing at the time the applicable Cash Management Agreement was entered into, (b) is a counterparty to Cash Management Agreement in effect on the Closing Date and is a Lender or an Affiliate of a Lender as of the Closing Date or (c) becomes a counterparty to a Cash Management Agreement after the Closing Date at a time when such Person is a Lender or an Affiliate of a Lender.

“Secured Parties” means (a) the Administrative Agent, (b) each Arranger, (c) each Lender, (d) each Issuing Bank, (e) each Secured Cash Management Provider holding any Secured Cash Management Obligations, (f) each counterparty to any Secured Swap Agreement holding any Secured Swap Obligations, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (h) the successors and permitted assigns of each of the foregoing.

“Secured Swap Agreement” means any Swap Agreement, or any other agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act), in each case, (a) that is entered into between the Borrower or any Restricted Subsidiary and a counterparty that is, or was on the Closing Date, the Administrative Agent or any of its Affiliates, whether or not such counterparty shall have been the Administrative Agent or such Affiliate at the time the applicable Swap Agreement or other agreement was entered into, (b) that is in effect on the Closing Date between the Borrower or any Restricted Subsidiary and a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) that is entered into after the Closing Date by the Borrower or any Restricted Subsidiary and a counterparty that is a Lender or an Affiliate of a Lender at the time the applicable Swap Agreement or other agreement is entered into and that, in the case of clause (b) and (c), is designated as a “Secured Swap Agreement” by written notice from the Borrower to the Administrative Agent in form and detail reasonably satisfactory to the Administrative Agent.

“Secured Swap Obligations” means all obligations of every nature of the Borrower or any Restricted Subsidiary under each Secured Swap Agreement (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)), including obligations for interest (including interest that would continue to accrue pursuant to such Secured Swap Agreement on any such obligation after the commencement of any proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law with respect to the Borrower or any Restricted Subsidiary, whether or not such interest is allowed or allowable against the Borrower or such Restricted Subsidiary in any such proceeding), payments for early termination of such Secured Swap Agreement, fees, expenses and indemnification.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the Collateral Agreement, the IP Security Agreements, any Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.11 or 5.14 or pursuant to any Loan Document to secure the Obligations.

“Specified Acquisition” means any Acquisition by the Borrower and its Restricted Subsidiaries that (a) involves payment of a purchase price by the Borrower and its Restricted Subsidiaries of not less than $50,000,000 and (b) is designated by the Borrower, by written notice to the Administrative Agent, as a “Specified Acquisition”.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsequent Borrowings” has the meaning assigned to such term in Section 2.08(e).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Supporting Obligations” has the meaning assigned to such term in the Uniform Commercial Code.

“Swap Agreement” means any interest rate, currency or commodity swap agreement or other interest rate, currency or commodity price protection agreement capable of financial settlement only.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Payment Obligation” means, with respect to any Person, an obligation of such Person to pay money, either in respect of a periodic payment or upon termination, to a counterparty under a Swap Agreement, after giving effect to any netting arrangements between such Person and such counterparty and such Person’s rights of setoff in respect of such obligation provided for in such Swap Agreement.

“Swingline Benchmark Rate” means, for any day, (a) the “ASK” rate for Federal Funds appearing on the applicable page of the Bloomberg service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of the offer rates applicable to Federal Funds for a term of one Business Day), as such rate appears at the time the “Swingline Benchmark Rate” is determined for such day for purposes hereof by the Administrative Agent (and without giving effect to any changes thereto after such time or to any average or composite of such rates for such day), or (b) if the rate referred to in clause (a) above is not available at such time for any reason, then the Alternate Base Rate for such day. The Borrower understands and agrees that the rate quoted from the Bloomberg service is a real-time rate that changes from time to time.

“Swingline Borrowing” means a Borrowing of a Swingline Loan or Swingline Loans.

“Swingline Commitment” means, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The initial amount of each Swingline Lender’s Swingline Commitment is set forth on Schedule 2.04 or, in the case of any Swingline Lender that becomes a “Swingline Lender” hereunder pursuant to Section 2.04(d), as set forth in a written agreement referred to in such Section.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is a Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.19 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans.

“Swingline Lender” means (a) JPMorgan Chase Bank, N.A. and (b) each Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(d), in each case, each in its capacity as a lender of the Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agents” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citibank, N.A., Goldman Sachs Lending Partners LLC, Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, in their capacities as the syndication agents with respect to the credit facility established hereby.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholdings) imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Transactions” means (a) each of the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, the borrowing of Loans under this Agreement and the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) on the Availability Date, the Midstream MLP IPO Transactions.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Undisclosed Administration” means, with respect to any Lender, the appointment of an administrator or other similar supervisory official by a supervisory authority or regulator pursuant to the law of the country where such Lender is subject to home jurisdiction supervision if the applicable law of such country requires that such appointment not be publicly disclosed (and such appointment has not been publicly disclosed).

“Uniform Commercial Code” has the meaning assigned to such term in the Collateral Agreement.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower that shall have been designated as an Unrestricted Subsidiary in the manner provided below subsequent to the Availability Date and not subsequently redesignated as a “Restricted Subsidiary” in the manner provided below and (b) any Subsidiary of an Unrestricted Subsidiary.

The Borrower may, after the Availability Date, designate any of its Subsidiaries to be an “Unrestricted Subsidiary” by delivering to the Administrative Agent a certificate of a Financial Officer of the Borrower specifying such designation and certifying that such designated Subsidiary satisfies the requirements set forth in this definition (and including reasonably detailed calculations demonstrating satisfaction of the requirement in clause (b) below); provided that:

(a) at the time of and immediately after giving effect to any such designation, no Default or Event of Default shall have occurred and be continuing;

(b) after giving effect to such designation, the Borrower shall be in compliance, on a pro forma basis, with Section 6.10, with the Leverage Ratio recomputed as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) or are included in the Initial Financial Statements;

(c) each Subsidiary of such Subsidiary shall have been, or concurrently therewith shall be, designated as an Unrestricted Subsidiary in accordance herewith;

(d) such Subsidiary (i) does not own any Equity Interests in any of the Restricted Subsidiaries of the Borrower and (ii) does not hold, or control by lease, exclusive license or otherwise, any asset that is material to the operation in the ordinary course of the business of the Borrower and its Restricted Subsidiaries;

(e) no Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary and has been redesignated as a Restricted Subsidiary; and

(f) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” under the terms of any Material Indebtedness of the Borrower or any of its Restricted Subsidiaries (and any Subsidiary of the Borrower that is a “restricted subsidiary” under the terms of any such Material Indebtedness shall be promptly redesignated as a Restricted Subsidiary).

The Borrower shall cause each Unrestricted Subsidiary to satisfy at all times the requirements set forth in clauses (c), (d) and (f) above.

The Borrower may designate any Unrestricted Subsidiary as a “Restricted Subsidiary” by delivering to the Administrative Agent a certificate of a Financial Officer of the Borrower specifying such redesignation and certifying that such redesignation satisfies the requirements set forth in this paragraph; provided that (a) at the time of and immediately after giving effect to any such designation, no Default or Event of Default shall have occurred and be continuing, (b) each Subsidiary of which such redesignated Unrestricted Subsidiary is a Subsidiary shall have been, or concurrently therewith shall be, designated as a Restricted Subsidiary in accordance herewith and (c) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence, at the time of such redesignation, of all Debt and Liens of such Unrestricted Subsidiary existing at such time.

“USA PATRIOT Act” means the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177.

“wholly owned”, when used in reference to a Subsidiary of any Person, means that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned Subsidiary of such Person or any combination thereof.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement (including this Agreement), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) except as otherwise expressly provided herein, any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding the foregoing, for purposes of this Agreement (other than Section 5.01) GAAP shall be determined, all terms of an accounting or financial nature shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any change thereto occurring after the date hereof as a result of the adoption of any proposals set forth in the Accounting Standards Update 2016-02, Leases (Topic 842), issued by the Financial Accounting Standards Board in February 2016, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require the recognition of right-of-use assets and lease liabilities for leases or similar agreements that were not classified as Capital Leases under GAAP as in effect on the date hereof and (ii) without giving effect to (A) any election under Accounting Standards Codification 825, Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Debt or other obligation of the Borrower or any of its Subsidiaries at “fair value”, as defined therein, or (B) any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof; provided further that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.

(b) All pro forma computations required to be made hereunder giving effect to any transaction shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such Material Acquisition, Material Disposition or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Debt, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Debt if such Swap Agreement has a remaining term in excess of 12 months).

SECTION 1.05. Effectuation of Transactions. All references herein to the Borrower and its Subsidiaries on the Availability Date shall be deemed to be references to such Persons, and all the representations and warranties of the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents on the Availability Date shall be deemed made, in each case, after giving effect to the Contribution and the other Transactions to occur on the Availability Date, unless the context otherwise requires.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount not exceeding the amount of such Lender’s Commitment; provided that after giving effect to each Revolving Loan (a) no Lender’s Revolving Credit Exposure shall exceed such Lender’s Commitment and (b) the sum of the Revolving Credit Exposures of all the Lenders shall not exceed the sum of the Commitments of all the Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Lenders, ratably in accordance with their respective Commitments. Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, as the Borrower may request in accordance herewith, and shall be in dollars. Each Swingline Loan shall be in dollars. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of $1,000,000; provided that a Swingline Borrowing may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 outstanding Eurodollar Revolving Borrowings.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of any ABR Borrowing, not later than 1:00 p.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account of the Borrower to which funds are to be disbursed or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of seven days (if generally available) or otherwise of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to the

Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans exceeding $50,000,000, (ii) the aggregate principal amount of outstanding Swingline Loans of any Swingline Lender exceeding the Swingline Commitment of such Swingline Lender, (iii) the Revolving Credit Exposure of any Lender exceeding its Commitment, (iv) the sum of the Revolving Credit Exposures of all the Lenders exceeding the sum of the Commitments of all the Lenders or (v) the sum of the Swingline Exposure attributable to Swingline Loans maturing after any Existing Maturity Date and the LC Exposure attributable to Letters of Credit expiring after such Existing Maturity Date exceeding the sum of the Commitments that shall have been extended to a date after the latest maturity date of such Swingline Loans and the latest expiration date of such Letters of Credit; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. The failure of any Swingline Lender to make any Swingline Loan required to be made by it shall not relieve any other Swingline Lender of its obligations hereunder; provided that the Swingline Commitments of the Swingline Lenders are several and no Swingline Lender shall be responsible for any other Swingline Lender’s failure to make Swingline Loans as required.

(b) To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and each applicable Swingline Lender of such request by telephone not later than 2:30 p.m., New York City time, on the day of the proposed Swingline Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and each applicable Swingline Lender and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the Swingline Lender or Swingline Lenders that are requested to provide the requested Swingline Borrowing, the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan to be made by each Swingline Lender and the location and number of the account of the Borrower to which funds are to be disbursed or, in the case of any Swingline Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the identity of the Issuing Bank that has made such LC Disbursement. Promptly following the receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Swingline Lender of the details thereof and of the amount of such Swingline Lender’s Swingline Loan to be made as part of the requested Swingline Borrowing. Each Swingline Lender shall make each Swingline Loan to be made by it hereunder available to the Borrower by means of a wire transfer to the account specified in such Borrowing Request or to the applicable Issuing Bank, as the case may be, by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Any Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 p.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by such Swingline Lender. Such notice shall specify the aggregate amount of the Swingline Loans made by such Swingline Lender in which Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the applicable Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that, in making any Swingline Loan, each Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.03. Each Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by any Swingline Lender from the Borrower (or other Persons on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrower of its obligations to repay such Swingline Loan.

(d) From time to time, the Borrower may by notice to the Administrative Agent and the Lenders designate as additional Swingline Lenders one or more Lenders or Affiliates of a Lender or Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender or such Affiliate of any appointment as a Swingline Lender hereunder shall be evidenced by a written agreement among the Borrower, the Administrative Agent and such accepting Lender or Affiliate, which shall set forth the Swingline Commitment of such Lender or Affiliate, and, from and after the effective date of such agreement, (i) such Lender or Affiliate shall have all the rights and obligations of a Swingline Lender under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Swingline Lender” shall be deemed to include such Lender or Affiliate in its capacity as a Swingline Lender.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower, at its option, may request any Issuing Bank or Issuing Banks to issue for the account of the Borrower Letters of Credit denominated in dollars, in form and on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Banks, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. A Letter of Credit issued by an Issuing Bank will only be of a type approved for issuance hereunder by such Issuing Bank (it being understood and agreed that standby Letters of Credit shall be deemed of the type that is approved), and issuance, amendment, extension and renewal of Letters of Credit shall be subject to its customary policies and procedures for issuance of letters of credit. An Issuing Bank shall not be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law, rule, regulation or orders of any Governmental Authority applicable to such Issuing Bank or any request, rule, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted under this paragraph)), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to an Issuing Bank and the Administrative Agent, no later than the applicable LC Notice Time, (i) a Notice of LC Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit and (ii) unless otherwise agreed to by the applicable Issuing Bank, a completed and executed letter of credit application on such Issuing Bank’s standard form. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $150,000,000, (ii) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank shall not exceed the LC Commitment of such Issuing Bank

(unless otherwise agreed by such Issuing Bank), (iii) the Revolving Credit Exposure of any Lender shall not exceed the Commitment of such Lender, (iv) the sum of the Revolving Credit Exposures of all the Lenders shall not exceed the sum of the Commitments of all the Lenders and (v) the sum of the LC Exposure attributable to Letters of Credit expiring after any Existing Maturity Date and the Swingline Exposure attributable to Swingline Loans maturing after such Existing Maturity Date shall not exceed the sum of the Commitments that shall have been extended to a date after the latest expiration date of such Letters of Credit and the latest maturity date of such Swingline Loans. A Letter of Credit shall not be issued or renewed (other than any renewal pursuant to automatic renewal provisions thereof after the date on which the applicable Issuing Bank ceases to have the right to prevent such renewal), or amended to increase the stated amount thereof or extend the expiration date thereof, if the Issuing Bank that is the issuer thereof shall have received written notice from the Required Lenders, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance, renewal or amendment of the applicable Letter of Credit (or, in the case of an automatic renewal, at least one Business Day prior to the time by which election not to renew must be made by the applicable Issuing Bank), that one or more applicable conditions contained in Section 4.03 shall not be satisfied. Each Issuing Bank shall promptly (and in any event within one Business Day) notify the Administrative Agent of each issuance, amendment, renewal, extension or expiry of, and of each drawing under, each Letter of Credit issued by such Issuing Bank, and shall provide to the Administrative Agent such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank. Without limiting the foregoing, each Issuing Bank shall deliver a Notice of LC Activity to the Administrative Agent and the Borrower within one Business Day of the issuance, amendment, renewal, extension or expiry of, and of each drawing under, a Letter of Credit issued by such Issuing Bank. Such Notice of LC Activity shall include, to the extent applicable, (A) a copy of the applicable Letter of Credit (or, if applicable, any amendment thereof), (B) information with respect to the stated amount, beneficiary and expiration date of such Letter of Credit and (C) information with respect to the amendment, renewal, extension or expiry of, or drawing under, such Letter of Credit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date that is 30 Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank that is the issuer thereof hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that (i) its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default or any reduction or termination of the Commitments, or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Commitments, and (ii) each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 2.05(b) or 4.03.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, not later than the next Business Day following the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 2:00 p.m., New York City time, on the date such LC Disbursement is made, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day next following the date on which the Borrower receives such notice by such time; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or a Swingline Borrowing in an equivalent amount and, to the extent such Issuing Bank shall have received the proceeds thereof as contemplated by Section 2.06(a), the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders or the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, except in the case of gross negligence or willful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed in writing) of such demand for payment and whether such Issuing Bank has made or will make an LC

Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i) Replacement of Issuing Banks. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank, and consented to by the replaced Issuing Bank (such agreements and consent not to be unreasonably delayed or withheld), which agreement shall set forth the LC Commitment of the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall, unless otherwise provided in such written agreement, remain a party hereto and shall continue to have all the rights and, if any Letters of Credit issued by it shall continue to be outstanding, the obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.19. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall, notwithstanding anything to the contrary in the Security Documents, be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of Lenders with LC Exposures representing greater than 50% of the total LC Exposure and (ii) in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.19, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as promptly as practicable to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Event of Default shall have occurred and be continuing.

(k) Designation of Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent and the Lenders designate as additional Issuing Banks one or more Lenders (or any Affiliate of any such Lender as agreed between such Lender and the Borrower) that agree to serve in such capacity as provided below. The acceptance by a Lender or such Lender’s Affiliate of any appointment as an Issuing Bank hereunder shall be evidenced by a written agreement among the Borrower, the Administrative Agent and such accepting Lender or its Affiliate, as the case may be, which shall set forth the LC Commitment of such Lender or its Affiliate, as the case may be, and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender or its Affiliate in its capacity as an Issuing Bank.

(l) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases (other than any such increase consisting of the reinstatement of an amount previously drawn thereunder and reimbursed), whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, such transfers to be made by (i) 12:00 p.m., New York City time, in the case of Eurodollar Borrowings and (ii) 3:00 p.m., New York City time, in the case of ABR Borrowings, in each case on the date such Loan is made; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such amounts available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to refinance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Revolving Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of seven days (if generally available) or otherwise of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Revolving Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Revolving Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination, Reduction, Extension and Increase of Commitments. (a) Unless previously terminated, the Commitments, the LC Commitments and the Swingline Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the aggregate amount of the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, (A) the Revolving Credit Exposure of any Lender would exceed its Commitment or (B) the sum of the Revolving Credit Exposures of all the Lenders would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date), if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders based on their respective Commitments.

(d) The Borrower may, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) given not less than 30 days prior to the Maturity Date at any time in effect (but not more than once in any calendar year), request that the Lenders extend the Maturity Date for an additional one-year period (a “Maturity Extension Request”); provided that there shall not be more than two extensions of the Maturity Date under this paragraph during the term of this Agreement; provided further that after giving effect to any such extension, the Maturity Date shall be no later than the date that is four years after the effective date of such extension. Each Lender shall, by notice to the Borrower and the Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Borrower’s Maturity Extension Request, advise the Borrower whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Borrower and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Lenders constituting the Required Lenders shall have agreed to a Maturity Extension Request, then the Maturity Date shall, as to the Consenting Lenders, be extended by one year to the anniversary of the Maturity Date theretofore in effect. The decision to agree or withhold agreement to any Maturity Extension Request shall be at the sole discretion of each Lender. The Commitment of each Declining Lender shall terminate on the Maturity Date in effect prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”). The principal amount of any outstanding Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Borrower shall also make such other prepayments of their respective Loans pursuant to Section 2.10 as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, (i) no Lender’s Revolving Credit Exposure shall exceed such Lender’s Commitment and (ii) the sum of the Revolving Credit Exposures of all the Lenders shall not exceed the sum of the Commitments of all the Lenders. Notwithstanding the foregoing, (i) no extension of the Maturity Date pursuant to this paragraph shall become effective unless the Administrative Agent shall have received documents consistent with those delivered under Sections 4.02(b) through 4.02(d), giving effect to such extension, and (ii) the Maturity Date and the Availability Period, as such terms are used in reference to any Issuing Bank or any Letter of Credit issued by such Issuing Bank or in reference to any Swingline Lender or any Swingline Loans, may not be extended with respect to any Issuing Bank or any Swingline Lender without the prior written consent of such Issuing Bank or such Swingline Lender, as applicable (it being understood and agreed that, in the event any Issuing Bank or any Swingline Lender, as applicable, shall not have consented to any such extension, (A) such Issuing Bank shall continue to have all the rights and obligations of an Issuing Bank hereunder, and such Swingline Lender shall continue to have all the rights and obligations of a Swingline Lender hereunder, in each case through the applicable Existing Maturity Date (or the Availability Period determined on the basis thereof, as applicable), and thereafter shall have no obligation to issue, amend, extend or renew any Letter of Credit or to make any Swingline Loan, as applicable (but shall continue to be entitled to the benefits of Sections 2.04, 2.05, 2.14, 2.16, 9.03 and 9.09 as to Letters of Credit issued or Swingline Loans made prior to such time), and (B) the Borrower shall cause the LC Exposure attributable to Letters of Credit issued by such Issuing Bank to be zero no later than the day on which such LC Exposure would have been required to have been reduced to zero in accordance with the terms hereof without giving effect to the effectiveness of the extension of the applicable Existing Maturity Date pursuant to this paragraph (and, in any event, no later than such Existing Maturity Date) and shall repay the principal amount of all outstanding Swingline Loans, together with any accrued interest thereon, on the Existing Maturity Date).

(e) The Borrower may on one or more occasions, by written notice to the Administrative Agent, executed by the Borrower and one or more Persons that are Eligible Assignees (any such Persons being called an “Increasing Lender”), which may include any Lender, cause new Commitments to be extended by the Increasing Lenders or cause the existing Commitments of the Increasing Lenders to be increased, as the case may be (any such extension or increase, a “Commitment Increase”), in an amount for each Increasing Lender set forth in such notice; provided that (i) the aggregate amount of all Commitment Increases effected pursuant to this paragraph shall not exceed $100,000,000, (ii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent, each Issuing Bank and each Swingline Lender (which in each case shall not be unreasonably withheld or delayed), (iii) each Increasing Lender and the Borrower shall execute and deliver such incremental commitment agreement and such other documentation as the Administrative Agent shall specify to evidence such Commitment Increase and such Lender’s Commitment and/or its status as a Lender hereunder and (iv) no Lender shall be required to participate in any Commitment Increase. On the effective date (the “Increase Effective Date”) of any Commitment Increase, (i) the aggregate principal amount of the Revolving Loans outstanding (the “Outstanding Loans”) immediately prior to giving effect to such Commitment Increase on the Increase Effective Date shall be deemed to be paid; (ii) each Increasing Lender that shall have been a Lender prior to such Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to such Commitment Increase) multiplied by (2) the amount of the Subsequent Borrowings (as hereinafter defined) and (B) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to such Commitment Increase) multiplied by (2) the amount of the Outstanding Loans; (iii) each Increasing Lender that shall not have been a Lender prior to such Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to the product of (A) such Increasing Lender’s Applicable Percentage (calculated after giving effect to such Commitment Increase) multiplied by (B) the amount of the Subsequent Borrowings; (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Non-Increasing Lender the portion of such funds that is equal to the difference between (A) the product of (1) such Non-Increasing Lender’s Applicable Percentage (calculated without giving effect to such Commitment Increase) multiplied by (2) the amount of the Outstanding Loans, and (B) the product of (1) such Non-Increasing Lender’s Applicable Percentage (calculated after giving effect to such Commitment Increase) multiplied by (2) the amount of the Subsequent Borrowings; (v) after the effectiveness of such Commitment Increase, the Borrower shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Outstanding Loans of the Types and for the Interest Periods specified in a borrowing request delivered in accordance with Section 2.03; (vi) each Non-Increasing Lender and each Increasing Lender shall be deemed to hold its Applicable Percentage of each Subsequent Borrowing (each calculated after giving effect to such Commitment Increase); and (vii) the Borrower shall pay to each Increasing Lender and each Non-Increasing Lender any and all accrued but unpaid interest on the Outstanding Loans. The deemed payments made pursuant to clause (i) above in respect of each Eurodollar Revolving Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.15 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto. Notwithstanding the foregoing, no increase in the aggregate Commitments (or in the Commitment of any Lender) or addition of a new Lender shall become effective under this paragraph unless, (i) on the Increase Effective Date, the conditions set forth in paragraphs (a) and (b) of

Section 4.03 shall be satisfied (with all references in such paragraphs to a Credit Event being deemed to be references to such increase or addition) and (ii) the Administrative Agent shall have received documents consistent with those delivered under Sections 4.02(b) through 4.02(d), giving effect to such increase or addition.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to the Borrower on the Maturity Date applicable to such Revolving Loan and (ii) to each Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lender on the earlier of the Maturity Date and the date that is the seventh day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to prepay all Swingline Loans then outstanding on a pro rata basis.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender to the Borrower, including the amounts of principal and interest payable and paid to such Lender by the Borrower from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made to the Borrower hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a nonnegotiable promissory note substantially in the form attached as Exhibit F (a “Note”) payable to such Lender (or, if requested by such Lender, to such Lender and its permitted registered assigns). Thereafter, the Loans evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes payable to the payee named therein (or, if such Note is a registered Note, to such payee and its permitted registered assigns).

SECTION 2.10. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.

(b) The Borrower shall notify the Administrative Agent (and, in the case of a prepayment of a Swingline Borrowing, each applicable Swingline Lender) by telephone (confirmed in writing) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 2:30 p.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Borrowing, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Class and Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (a “Facility Fee”), which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Availability Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued Facility Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Facility Fees accruing after the date on which the Commitments terminate shall be payable on demand. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent (i) for the account of each Lender a participation fee with respect to its participations in Letters of Credit (an “LC Participation Fee”), which shall accrue at the Applicable Rate used to determine interest on Eurodollar Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC

Disbursements) during the period from and including the Availability Date but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) for the account of each Issuing Bank, a fronting fee (a “Fronting Fee”), which shall accrue at a rate equal to 0.15% per annum (or, with respect to any Issuing Bank, such lesser amount as may be agreed between such Issuing Bank and the Borrower) and be payable on the aggregate face amount outstanding of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Availability Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. LC Participation Fees and Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the 15th day of the month following such last day (or, if such 15th day is not a Business Day, on the next succeeding Business Day), commencing on the first such date to occur after the date hereof; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent and each of the Lenders, for their own accounts, fees payable in the amounts and at the times separately agreed upon between the Borrower and such other parties.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of Facility Fees and LC Participation Fees, to the Lenders. Absent manifest error, fees paid shall not be refundable under any circumstances.

(e) Within 10 days after the end of each fiscal quarter of the Borrower (commencing with the first fiscal quarter ending after the Availability Date), the Administrative Agent shall deliver to the Borrower a schedule (i) stating the aggregate amount of LC Participation Fees due and payable with respect to such fiscal quarter and (ii) stating the aggregate amount of Fronting Fees due and payable to each Issuing Bank with respect to such fiscal quarter. Promptly after receipt of each such schedule, (x) the Borrower shall compare such amounts with its own calculations of the LC Participation Fees and Fronting Fees due and payable with respect to such fiscal quarter and (y) the Administrative Agent and the Borrower shall discuss the amounts set forth in each such schedule and shall, subject to the next sentence, agree on the amount of such fees to be paid by the Borrower for such fiscal quarter. Neither the failure of the Administrative Agent to deliver any such schedule, nor the inaccuracy of any such schedule, shall relieve the Borrower of its obligations to pay such fees hereunder. In the event the Borrower pays any such fees based on any such schedule or any such agreement by the Administrative Agent and the Borrower and the amount so paid by the Borrower is insufficient to satisfy its actual payment obligations under paragraphs (a) and (b) of this Section, then the Borrower shall remain liable for any such deficiency and the Borrower shall pay to the Administrative Agent (for its account, the account of the applicable Issuing Banks and/or the account of the Lenders, as applicable) the amount of any such deficiency within two Business Days of demand therefor.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Revolving Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Revolving Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each Swingline Loan shall bear interest, for any day, at a rate per annum equal to the Swingline Benchmark Rate for such day plus (i) if such Swingline Benchmark Rate is determined by reference to clause (a) of the definition of such term, then the Applicable Rate applicable to Eurodollar Revolving Loans and (ii) if such Swingline Benchmark Rate is determined by reference to clause (b) of the definition of such term, then the Applicable Rate applicable to ABR Revolving Loans; provided that if any Swingline Lender shall have provided any notice pursuant to Section 2.04(c), then from and after the date of such notice (and until the Lenders shall hold no participations in any Swingline Loans) each Swingline Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate applicable to ABR Revolving Loans.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided above.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Commitments.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate or Swingline Benchmark Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that because of a change in circumstances affecting the eurodollar market generally the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, continuing, converting or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Revolving Borrowing.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement or insurance charge) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participations therein; or

(iii) subject any Lender or any Issuing Bank or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank or the Administrative Agent of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost of such Lender, such Issuing Bank or the Administrative Agent of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or the Administrative Agent, as the case may be, for such additional costs or expense incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments, the Swingline Commitment or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the LC Commitment of or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to paragraph (a) or (b) of this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.10(b) and is revoked in accordance herewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an Affiliate of such Lender) for dollar deposits from other banks in the London interbank market at the commencement of such period. A certificate of any Lender delivered to the Borrower setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) In addition to the requirements of clauses (ii) and (iii) below, if applicable, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 2.16(f)(i), the completion, execution and submission of such documentation otherwise required by this Section 2.16(f)(i) shall not be required if in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) an applicable IRS Form W-8 (and, to the extent a Foreign Lender is not the beneficial owner, such other certification documents required by applicable law from each beneficial owner, as applicable). Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall, upon request of the Borrower or the Administrative Agent, deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law (including IRS Forms W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY, as applicable, and if such Foreign Lender is relying on the “portfolio interest exemption” for U.S. Federal income tax purposes, a written statement certifying that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (D) conducting a trade or business in the United States with which the relevant interest payments are effectively connected) as will permit such payments to be made without withholding or at a reduced rate.

(iii) Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed original copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. Federal backup withholding.

(iv) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of paragraphs (d) and (f) of this Section, the term “Lender” includes any Issuing Bank.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, reimbursement of LC Disbursements or of any amounts under Section 2.14, 2.15 or 2.16, or otherwise) prior to the time expressly required hereunder (or, if no such time is expressly required, prior to 12:00 p.m., New York City time) on the date when due in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account of the Administrative Agent as shall be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank or any Swingline Lender shall be so made and payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in unreimbursed LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans or participations in unreimbursed LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in unreimbursed LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in unreimbursed LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any Eligible Assignee. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d), 2.05(e), 2.06(b) or 2.17(d), or any other Section hereof requiring any payment for the account of the Administrative Agent, any Issuing Bank or any Swingline Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) In the event that any financial statements delivered under Section 5.01(a) or 5.01(b), or any Compliance Certificate delivered under Section 5.01(c), shall prove to have been materially inaccurate, and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Leverage Ratio), then, if such inaccuracy is discovered prior to the termination of the Commitments and the repayment in full of the principal of all Loans and the reduction of the LC Exposure to zero, the Borrower shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such misstatement, solely to the extent such payment is requested in writing by the Administrative Agent, including at the request of any Lender, and the Administrative Agent provides to the Borrower a reasonably detailed calculation of such additional accrued interest and fees.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.14, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender becomes a Declining Lender or (iv) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payment pursuant to Section 2.14 or 2.16) and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if its consent would be required under Section 9.04, each Issuing Bank and each Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, and in the case of any such assignment and delegation in respect of a Declining Lender, the assignee shall have consented (and hereby is deemed to have consented) to the extension of the Maturity Date specified in the applicable Maturity Extension Request and (iv) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Facility Fee shall cease to accrue pursuant to Section 2.12(a) on the unused amount of the Commitment of such Defaulting Lender;

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) the Swingline Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(c) and, in the case of any Defaulting Lender that is a Swingline Lender, other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) and LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.06(d) and 2.06(e)) shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (A) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure (in each case, excluding the portion thereof referred to above) does not exceed the sum of all Non-Defaulting Lenders’ Commitments and (B) such reallocation does not result in the Revolving Credit Exposure of any Non-Defaulting Lender exceeding such Non-Defaulting Lender’s Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (A) first, prepay the portion of such Defaulting Lender’s Swingline Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated and (B) second, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay LC Participation Fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the LC Participation Fees payable to the Lenders pursuant to Section 2.11(b) shall be adjusted to give effect to such reallocation;

(v) if all or any portion of such Defaulting Lender’s Swingline Exposure is neither reallocated nor reduced pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Swingline Lender or any other Lender hereunder, all Facility Fees that otherwise would have been payable pursuant to Section 2.11(a) to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment utilized by such Swingline Exposure) shall be payable to the Swingline Lenders (and allocated among them ratably based on the amount of such Defaulting Lender’s Swingline Exposure attributable to Swingline Loans made by each Swingline Lender) until and to the extent that such Swingline Exposure is reallocated and/or reduced to zero; and

(vi) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all Facility Fees that otherwise would have been payable pursuant to Section 2.11(a) to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment utilized by such LC Exposure) and LC Participation Fees payable pursuant to Section 2.11(b) to such Defaulting Lender with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless, in each case, the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure or LC Exposure, as applicable, will be fully covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.19(c), and participating interests in any such funded Swingline Loan or in any such issued, amended, reviewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.19(c) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrower, each Issuing Bank and each Swingline Lender each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to each of the Lenders and the Issuing Banks as follows (it being agreed that representations and warranties set forth in this Article shall be made only on and after the Availability Date, except that representations and warranties set forth in Sections 3.01, 3.02, 3.03 and 3.16 shall also be made on the Closing Date solely with respect to the Borrower):

SECTION 3.01. Existence and Power. Hess GP is the sole general partner of the Borrower. The Borrower and each other Loan Party (a) is duly organized,

validly existing and in good standing under the laws of its jurisdiction of organization and (b) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.

SECTION 3.02. Power and Authority. The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other organizational action and are within such Loan Party’s corporate or other organizational power, do not require the approval of such Loan Party’s shareholders or other equity holders except where such approvals have been obtained, and will not violate any provision of law or of its certificate of incorporation, memorandum and articles of association, limited liability company agreement or other constitutive document or by-laws, or result in the breach of or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Loan Party pursuant to, any indenture or other agreement or instrument to which such Loan Party a party or by which such Loan Party or its property may be bound or affected, other than Liens created pursuant to the Security Documents. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document executed by such Loan Party do not require any license, consent or approval of, or advance notice to or advance filing with, any Governmental Authority or any other third party, or if required, each such license, consent or approval has been obtained and each such notice or filing has been made. The Borrower and each other Loan Party has all power and authority and all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business, except where the failure to have such Governmental Approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.03. Enforceability. This Agreement is, and each other Loan Document when delivered by any Loan Party will be, duly executed and delivered by each Loan Party that is a party thereto and does or will constitute the legal, valid and binding obligation of each such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by moratorium laws from time to time in effect.

SECTION 3.04. Financial Condition; No Material Adverse Effect. (a) The Initial Financial Statements of the Borrower (i) have been prepared by the Borrower in good faith, based on the assumptions believed by the Borrower on the date of the Registration Statement to be reasonable in light of the then-existing conditions (it being understood that such pro forma financial statements are based upon professional opinions, estimates and adjustments and that the Loan Parties do not warrant that such opinions, estimates and adjustments will ultimately prove to have been accurate), and (ii) present fairly, in all material respects, the pro forma effect of transactions that are directly attributable to the Midstream MLP IPO Transactions, are factually supportable, and with respect to the statements of operations, expected to have a continuing impact on the combined results, had the transactions to be effected at the closing of the Midstream MLP IPO occurred at December 31, 2016 (or, to the extent pro forma financial statements of the Borrower for the fiscal quarter ended March 31, 2017 are included in the Registration Statement, at March 31, 2017), in the case of the unaudited pro forma combined balance sheet, and at January 1, 2016 in the case of the unaudited pro forma combined statement of operations. The Initial Financial Statements of the Predecessor present fairly, in all material respects, the combined financial position and combined results of operations of the Predecessor as of their dates and for the periods covered thereby in conformity with GAAP.

(b) Since December 31, 2016, there has been no event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole.

SECTION 3.05. Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.06. No ERISA Plans. Neither the Borrower nor any Restricted Subsidiary maintains or contributes to, or has ever maintained or contributed to (or has or had an obligation to contribute to), any Plan.

SECTION 3.07. Environmental Matters. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) (i) each of the Borrower and its Restricted Subsidiaries has obtained all permits, licenses and other authorizations which are required under all Environmental Laws, including laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and (ii) the Borrower and its Restricted Subsidiaries are in compliance with all terms and conditions of all required permits, licenses and authorizations, and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables, contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder and (b) neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.08. Compliance with Law. The Borrower and each of its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.09. Federal Regulations. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that violates (including on the part of any Lender) any of the regulations of the Board, including Regulations U and X.

SECTION 3.10. Investment Company Status. Neither the Borrower nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.11. Disclosure. Neither the Confidential Information Memorandum nor any of the other reports, financial statements, certificates or other information relating to the Borrower and its Subsidiaries or their businesses furnished by or on behalf of the Borrower to the Administrative Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder, when taken as a whole, contained at the time such information was delivered (or, if such information expressly related to a specific date, as of such specific date) any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forecasts or projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the preparers thereof to be reasonable at the time made and at the time so furnished (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).

SECTION 3.12. Subsidiaries; Equity Investments. Schedule 3.12 sets forth, as of the Availability Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Borrower or any of its Subsidiaries in, (a) each Subsidiary and (b) each other Person in which the Borrower or any of its Subsidiaries owns any Equity Interests, and identifies each Material Subsidiary.

SECTION 3.13. Properties. Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property (including its Mortgaged Properties), except where the failure to have such good title or valid leasehold interests, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and subject to any Liens permitted under Section 6.02. Schedule 3.13 sets forth the address of each real property that constitutes a Mortgaged Property as of the Availability Date and the proper jurisdiction for the filing of Mortgages in respect thereof. As of the Availability Date, except as set forth on Schedule 3.13, none of the Borrower or any other Subsidiary (i) has received notice, or has knowledge, of any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation or (ii) is or could be obligated under any right of first refusal, option or other contractual right to sell, transfer or otherwise dispose of any Mortgaged Property or any interest therein.

SECTION 3.14. Taxes. Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.15. Solvency. Immediately after the consummation of the Transactions and any Borrowing to occur on the Availability Date, (a) the fair value of the assets of the Borrower and its Restricted Subsidiaries will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries (determined on the basis of such property being liquidated with reasonable promptness in an arm’s-length transaction) will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Restricted Subsidiaries will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Restricted Subsidiaries will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are conducted on and are proposed to be conducted following the Availability Date.

SECTION 3.16. Anti-Corruption Laws and Sanctions. Hess, solely as of the Closing Date, and the Borrower have implemented and maintain in effect policies and procedures designed reasonably to ensure compliance by Hess GP, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (and the directors, officers, employees and agents of Hess and its Subsidiaries that are engaged in the operations of Hess GP, the Borrower and its Subsidiaries) with applicable Anti-Corruption Laws and Sanctions. Hess GP, the Borrower and its Subsidiaries and, to the Borrower’s knowledge, their respective directors, officers, employees and agents (and the officers, employees and agents of Hess and its Subsidiaries that are engaged in the operations of Hess GP, the Borrower and its Subsidiaries) are in compliance with applicable Anti-Corruption Laws and Sanctions in all material respects. None of (a) Hess GP, the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective directors, officers or employees (or any of the directors, officers and employees of Hess and its Subsidiaries that are engaged in the operations of Hess GP, the Borrower and its Subsidiaries), or (b) to the knowledge of the Borrower, any agent of Hess GP, the Borrower or any Subsidiary of the Borrower (or any agent of Hess and its Subsidiaries that are engaged in the operations of Hess GP, the Borrower and its Subsidiaries) that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

SECTION 3.17. Contribution and IPO. As of the Availability Date:

(a) each of the Material Agreements and each other material agreement and document (including schedules and exhibits thereto) relating to the Contribution and the Midstream MLP IPO (i) is consistent in all material respects with the description thereof in the Registration Statement and (ii) has been duly executed and delivered by each party thereto and constitutes the legal, valid and binding obligation of each such party, enforceable in accordance with its terms, except as enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by moratorium laws from time to time in effect; and

(b) the Contribution and the Midstream MLP IPO (i) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for any reports required to be filed by the Borrower or Hess with the SEC) and any applicable waiting periods have expired without any action being taken or threatened by any Governmental Authority, in each case which would restrain or prevent or otherwise impose materially adverse conditions on the Contribution or the Midstream Partners IPO, (ii) will not violate any law or regulation or any order of any Governmental Authority, in each case, applicable to or binding upon the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, Hess GP, or any property of the foregoing, except to the extent that such violations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, Hess GP, or by which any property or asset of any of the foregoing is bound, except to the extent that such violations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iv) will not result in the creation or imposition of any Lien prohibited hereunder on any asset of the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, on Hess GP’s Equity Interests in the Borrower and (v) will not violate the organizational documents of the Borrower, any of its Subsidiaries or, to the Borrower’s knowledge, Hess GP.

SECTION 3.18. Compliance with Material Agreements. The Borrower and each of its Subsidiaries is, and, to the knowledge of the Borrower, Hess and its other Subsidiaries are, in compliance with each Material Agreement, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.19. Collateral Matters. (a) The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

(b) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, to the extent the filing of a Mortgage in such jurisdictions can perfect a security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

(c) Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States of America, in each case prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Availability Date).

(d) Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

SECTION 3.20. EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01. Conditions to Closing. This Agreement shall become effective on the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02); provided that the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to satisfaction (or waiver in accordance with Section 9.02) of the conditions precedent set forth in Sections 4.02 and 4.03:

(a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or electronic transmission) that such party has signed a counterpart of this Agreement (it being understood that arrangements will be made to subsequently deliver original executed counterparts if requested by the parties hereto).

(b) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(c) The Administrative Agent shall have received a true and complete copy of the HIP Prepayment Agreement, and the HIP Prepayment Agreement shall have become, or contemporaneously with the occurrence of the Closing Date shall become, effective.

SECTION 4.02. Conditions to Availability. The obligation of each Lender to make its initial Loan and of each Issuing Bank to issue its initial Letter of Credit hereunder is subject to the occurrence of the Closing Date and the satisfaction (or waiver in accordance with Section 9.02) of the following conditions precedent:

(a) The Administrative Agent shall have received from the Borrower, each Initial Guarantor and each other wholly owned Material Subsidiary (i) either (A) a counterpart of the Guarantee Agreement signed on behalf of such party or (B) evidence satisfactory to the Administrative Agent (which may include a facsimile or electronic transmission) that such party has signed a counterpart of the Guarantee Agreement (it being understood that arrangements will be made to subsequently deliver original executed counterparts if requested by the parties thereto) and (ii) either (A) a counterpart of the Collateral Agreement and each other Security Document to be entered into by such party on the Availability Date, in each case, signed on behalf of such party or (B) evidence satisfactory to the Administrative Agent (which may include a facsimile or electronic transmission) that such party has signed a counterpart of the Collateral Agreement and each such other Security Document (it being understood that arrangements will be made to subsequently deliver original executed counterparts if requested by the parties thereto).

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Issuing Banks and the Lenders and dated the Availability Date) of counsel to each of the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received documents and certificates relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions, the incumbency of the persons executing this Agreement and the other Loan Documents on behalf of the Loan Parties and any other legal matters relating to the Loan Parties, any Loan Document or the Transactions that shall have been reasonably requested by the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received a certificate, dated the Availability Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming satisfaction as of the Availability Date of the conditions set forth in paragraphs (f) and (g) of this Section 4.02 and, giving pro forma effect to the Contribution, paragraphs (a) and (b) of Section 4.03 (with all references in such paragraphs of Section 4.03 to a Credit Event being deemed to be references to the Availability Date).

(e) The Administrative Agent shall have received true and complete copies of the organizational documents of the Borrower and each Guarantor and of the Material Agreements, and the material terms and conditions thereof shall be reasonably satisfactory to the Arrangers (it being understood that (i) the terms and conditions described in detail in the Registration Statement, as so described, prior to the Closing Date and (ii) each Material Agreement (A) annexed to the Registration Statement prior to the Closing Date, (B) referred to in the Registration Statement and otherwise publicly filed with the SEC prior to the Closing Date or (C) as in effect on March 6, 2015, in each case, shall be deemed to be reasonably satisfactory to the Arrangers).

(f) All material consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Contribution, the Midstream MLP IPO or the Transactions shall have been obtained and be in full force and effect, and all applicable waiting periods and appeal periods shall have expired.

(g) The Contribution and the Midstream MLP IPO shall have been, or contemporaneously with the occurrence of the Availability Date shall be, consummated (i) in all material respects as described in the Registration Statement and (ii) in compliance in all material respects with applicable law and regulatory approvals.

(h) The Administrative Agent shall have received a certificate, dated the Availability Date and signed by a Financial Officer of the Borrower, as to the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Contribution, the Midstream MLP IPO and the Transactions to occur on or about the Availability Date, including the initial Borrowing hereunder, in form and substance reasonably satisfactory to the Administrative Agent.

(i) The Administrative Agent, the Arrangers and each Lender shall have received all fees and other amounts due and payable on or prior to the Availability Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under any commitment letter or fee letter entered into in connection with this Agreement.

(j) The Borrower shall have delivered to the Administrative Agent a copy of Schedules 3.12, 3.13, 6.01, 6.02 and 6.05 and, in the case of Schedules 6.01, 6.02 and 6.05, such Schedules shall have been delivered at least five Business Days prior to the Availability Date (or such shorter period of time as the Administrative Agent may agree to) and the information set forth therein shall be reasonably satisfactory to the Administrative Agent.

(k) As of the Availability Date and after giving effect thereto, HIP shall be in compliance with its obligations (including any prepayment obligations on the Availability Date) under the HIP Prepayment Agreement, and the Administrative Agent shall have received evidence reasonably satisfactory of such compliance.

(l) The Collateral and Guarantee Requirement shall have been satisfied. The Administrative Agent shall have received the results of a recent Lien and judgment search reasonably requested by the Administrative Agent with respect to the Loan Parties in the jurisdictions of organization of the Loan Parties and each other jurisdiction in which a chief executive office or principal place of business of any Loan Party is located or in which any material portion of the Collateral is located.

(m) The Administrative Agent shall have received evidence that the insurance required by Section 5.05 is in effect, together with endorsements naming the Administrative Agent, for the benefit of the Secured Parties, as additional insured and lender loss payee thereunder to the extent required under Section 5.05.

The Administrative Agent shall notify the Borrower, the Lenders and the Issuing Banks of the Availability Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 9.02) at or prior to 5:00 p.m., New York City time, on June 13, 2017 (and, in the event such conditions shall not have been so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.03. Conditions to Each Credit Event. The obligation of each Lender to make a Loan to the Borrower on the occasion of any Borrowing, and the obligation of each Issuing Bank to issue, renew, extend or increase the amount of any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents (other than (i) after the later of (A) the Availability Date and (B) the Investment Grade Rating Date, those set forth in Sections 3.04(b) and 3.05) and (ii) after the satisfaction of the Collateral and Guarantee Release Condition, those set forth in Section 3.19) shall be true and correct (x) in the case of the representations and warranties qualified as to materiality, in all respects and (y) otherwise, in all material respects, in each case on and as of the date of such Credit Event (or, if such representation or warranty relates to a specific date, as of such specific date).

(b) At the time of and immediately after giving effect to such Credit Event, no Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date thereof that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied.

ARTICLE V

Affirmative Covenants

From and after the Availability Date and until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution each Lender:

(a) as soon as available and in any event within 100 days after the end of each of its fiscal years, its audited consolidated balance sheet as at the end of such fiscal year and its audited consolidated statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year, all audited by and accompanied by the opinion of Ernst & Young, LLP, or other independent registered public accounting firm of recognized national standing selected by the Borrower (without a “going concern” or like qualification, exception or emphasis and without any qualification, exception or emphasis as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP;

(b) as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each of its fiscal years, its unaudited consolidated balance sheet as at the end of such fiscal quarter and its unaudited consolidated statements of operations and retained earnings and of cash flows for such period and the portion of the fiscal year then ended, prepared on a basis consistent with the corresponding period of the preceding fiscal year, except as disclosed in such financial statements or otherwise disclosed to the Lenders in writing, and certified by a Financial Officer of the Borrower as presenting fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and such portion of such fiscal year in accordance with GAAP, subject, however, to year-end audit adjustments;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a Compliance Certificate, signed by a Financial Officer of the Borrower, (i) setting forth a reasonably detailed computation of the Leverage Ratio as of the end of such fiscal year or fiscal quarter, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited consolidated financial statements for the immediately preceding fiscal year that had a significant effect on the calculation of Consolidated Net Tangible Assets or the Leverage Ratio in Section 6.10 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) identifying each Material Subsidiary and each Unrestricted Subsidiary, and (v) prior to the date on which the Collateral and Guarantee Release Condition has been satisfied, (A) certifying that all notices required to be provided under Sections 5.11 and 5.13 have been provided and (B) in the case of any delivery of financial statements under clause (a) above, providing updates, if any, to the information set forth in the schedules to the Collateral Agreement, in each case, since the information provided to the Lenders on the Availability Date or in the most recent Compliance Certificate delivered pursuant to this clause (c), as applicable;

(d) if any Subsidiary shall be an Unrestricted Subsidiary, concurrently with each delivery of financial statements pursuant to clause (a) or (b) of this Section, (i) unaudited financial statements (in substantially the same form as the financial statements delivered pursuant to clauses (a) and (b) above) prepared on the basis of consolidating the accounts of the Borrower and its Restricted Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with the Borrower or accounted for on the basis of the equity method and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail (which may be in footnote form) and (ii) a certificate of a Financial Officer of the Borrower stating that such reconciliation statement accurately reflects all adjustments necessary to treat the Unrestricted Subsidiaries as if they were not consolidated with the

Borrower and otherwise to eliminate all accounts of the Unrestricted Subsidiaries and reflects no other adjustment from the related GAAP financial statement (except as otherwise disclosed in such reconciliation statement);

(e) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and periodic or current reports and registration statements under the Securities Act (other than those on Form S-8 or any successor form relating to the registration of securities offered pursuant to any employee benefit plan) which the Borrower sends to its equityholders or files with the SEC;

(f) promptly following a request therefor, any documentation or other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(g) from time to time such further information regarding the business, affairs and financial condition of the Borrower and its Subsidiaries as the Lenders shall reasonably request.

Information required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(e) shall be deemed to have been delivered to the Lenders on the date on which such information or one or more annual quarterly reports containing such information have been posted on the Borrower’s website as identified to the Administrative Agent from time to time or on the SEC’s website at http://www.sec.gov or posted by the Administrative Agent on the Platform.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof, or any adverse development therein, that would reasonably be expected to constitute a Material Adverse Effect; and

(c) any other event, development or circumstance that would reasonably be expected to constitute a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises necessary to the conduct of its business, except, in the case of the legal existence of any such Restricted Subsidiary or any such right, license, permit, privilege or franchise, where the failure to so preserve, renew and keep in full force and effect would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger or consolidation, or any liquidation or dissolution (other than of the Borrower), permitted under Section 6.04.

SECTION 5.04. Material Agreements. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all the Material Agreements, except to the extent that failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to enforce its rights and remedies under the Material Agreements, including rights with respect to indemnities, cost reimbursements and purchase price adjustments, in a manner consistent with, and to the same extent that, it would do so in an arms’ length transaction with an unrelated third party (as reasonably determined by a Financial Officer of the Borrower).

SECTION 5.05. Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain in full force and effect such policies of insurance in such amounts issued by insurers of recognized responsibility covering the properties and operations of the Borrower and its Restricted Subsidiaries as is customarily maintained by corporations engaged in the same or similar business in the localities where the properties and operations are located, including insurance in connection with the disposal, handling, storage, transportation or generation of hazardous materials; provided that nothing shall prevent the Borrower or any of its Restricted Subsidiaries from effecting workers’ compensation or similar insurance in respect of operations in any state or other jurisdiction through an insurance fund operated by such state or jurisdiction or from maintaining a system or systems of self-insurance covering its properties or operations as provided above to the extent that such self-insurance is customarily effected by corporations engaged in the same or similar businesses similarly situated and is otherwise prudent in the circumstances. Prior to the date on which the Collateral and Guarantee Release Condition has been satisfied, each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured, but only to the extent of the Obligations, thereunder, (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as a loss payee, but only as its interest may appear, thereunder and (c) to the extent available on commercially reasonable terms, provide for at least 30 days’ (or 10 days’ if such cancellation results from non-payment) (or, in each case, such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy.

SECTION 5.06. Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep and maintain all material property used in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to constitute a Material Adverse Effect.

SECTION 5.08. Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay, settle or discharge (a) its Tax liabilities and (b) its other governmental obligations and other lawful claims which, if unpaid, would reasonably be expected to result in a Lien upon any property of the Borrower or such Restricted Subsidiary, in each case, before the same shall become delinquent or in default, except, in each case, where (i)(A) the validity or amount thereof is being contested in good faith by appropriate proceedings and (B) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (ii) the failure to make such payment, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Use of Proceeds. The proceeds of the Loans will be applied by the Borrower:

(a) to meet part of the working capital and general corporate requirements of the Borrower and its Restricted Subsidiaries,

(b) for the payment of dividends and distributions by the Borrower and its Restricted Subsidiaries and

(c) for other general corporate purposes of the Borrower and its Restricted Subsidiaries.

The Letters of Credit will be used for general corporate purposes of the Borrower and its Restricted Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that violates (including on the part of any Lender) any of the Regulations of the Board, including Regulations U and X, as in effect from time to time.

The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use or permit its Subsidiaries to use, and shall take reasonable steps to ensure that Hess GP and the Subsidiaries of the Borrower or Hess GP and their respective directors, officers, employees and agents (and the directors, officers, employees and agents of Hess and its Subsidiaries that are engaged in the operations of Hess GP, the Borrower and its Subsidiaries) shall not use, the proceeds of any Borrowing or any Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party to this Agreement.

SECTION 5.10. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries in accordance with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, in each case, all at such reasonable times and as often as reasonably requested, but unless an Event of Default exists, no more frequently than once during each calendar year.

SECTION 5.11. Collateral and Guarantee Requirement. On and after the Availability Date, if (a) any Subsidiary is formed or acquired, (b) any Subsidiary becomes a Material Subsidiary or (c) any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, then, in each case, the Borrower will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (solely to the extent that, in each case, any such Subsidiary is a Material Subsidiary that is wholly owned by the Borrower and is not an Unrestricted Subsidiary) and with respect to any Equity Interests in or Debt of such Subsidiary owned by a Loan Party; provided that, on and after the date on which the Collateral and Guarantee Release Condition has been satisfied, the Loan Parties shall not be required to comply with the requirements of this Section 5.11 and the Loan Parties shall be released from their obligations under the Guarantee Agreement and the Security Documents in accordance with Section 9.18(c).

SECTION 5.12. Concerning Unrestricted Subsidiaries. If the consolidated net tangible assets of the Unrestricted Subsidiaries and their Subsidiaries (determined on a consolidated basis in a manner consistent with the definition of the term “Consolidated Net Tangible Assets”) as of the end of any fiscal quarter represents 10% or more of the Consolidated Net Tangible Assets of the Borrower and the Restricted Subsidiaries as of the end of such fiscal quarter, then, the Borrower shall, promptly and in any event within 30 days, cause one or more Unrestricted Subsidiaries to be redesignated as a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary” to the extent required to eliminate such excess.

SECTION 5.13. Information Regarding Collateral. (a) The Borrower will, prior to the date on which the Collateral and Guarantee Release Condition has been satisfied, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office or the principal place of business of any Loan Party or (iv) the organizational identification number, if any, or the Federal Taxpayer Identification Number of such Loan Party.

(b) The Borrower will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent of the acquisition by any Loan Party of, or any real property otherwise required to become, a Mortgaged Property after the Availability Date.

SECTION 5.14. Further Assurances. Prior to the date on which the Collateral and Guarantee Release Condition has been satisfied, the Borrower and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties (it being understood that, with respect to matters set forth in Section 5.11 or 5.13, the requirements of this Section shall be subject to the grace periods set forth in such Section). The Borrower will provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

ARTICLE VI

Negative Covenants

From and after the Availability Date and until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Debt. (a) Prior to the Investment Grade Rating Date, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Debt, except (without limiting the provisions of Section 6.12):

(i) Debt created under the Loan Documents;

(ii) Debt of the Borrower or any of its Restricted Subsidiaries existing on the Availability Date and set forth on Schedule 6.01, and extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;

(iii) Debt of the Borrower or any other Loan Party owing to the Borrower or any of its Restricted Subsidiaries; provided that (A) such Debt shall not have been transferred to any Person other than the Borrower or any of its Subsidiaries and (B) in the case of Debt owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party, such Debt is unsecured and subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(iv) Debt of the Borrower or any other Loan Party owing to Hess or any of its Subsidiaries (other than Hess GP, the Borrower or any of its Subsidiaries); provided that (A) that such Debt shall not be transferred to any Person other than Hess or any of its Subsidiaries and (B) such Debt is unsecured and subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(v) Debt of the Borrower or any of its Restricted Subsidiaries owing to Hess or any of its Subsidiaries (other than Hess GP, the Borrower or any of its Subsidiaries) that is assumed by the Borrower or such Restricted Subsidiary in connection with any Midstream MLP IPO Transaction or any Midstream MLP Drop-Down Transaction; provided that such Debt shall not be transferred to any Person other than Hess or any of its Subsidiaries;

(vi) to the extent constituting Debt, obligations of the Borrower or any of its Restricted Subsidiaries owing to Hess or any of its Subsidiaries (other than Hess GP, the Borrower or any of its Subsidiaries) under any Material Agreement, provided that such obligations (A) shall not constitute indebtedness for borrowed money (including indebtedness evidenced by debt securities) or other obligations primarily intended as a financing obligation and (B) shall not be transferred to any Person other than Hess or any of its Subsidiaries;

(vii) Guarantees of Debt permitted under this Section, provided that a Restricted Subsidiary that is not a Loan Party shall not Guarantee Debt that it would not have been permitted to incur under this Section if it were a primary obligor thereon;

(viii) Debt in respect of trade letters of credit issued for the account of the Borrower or any of its Restricted Subsidiaries;

(ix) Debt owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds; provided that such Debt shall be repaid in full within 30 days of the incurrence thereof;

(x) Debt of the Borrower or any Restricted Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations, but only to the extent that such Debt is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, or (B) assumed in connection with the acquisition of any fixed or capital assets, and any extensions, renewals and refinancings of any of the foregoing; provided that, immediately after giving effect to the creation, incurrence or assumption of any such Debt, the sum, without duplication, of (I) the aggregate principal amount of all Debt outstanding in reliance on this clause (x), together with the aggregate principal amount of all Debt outstanding in reliance on Sections 6.01(a)(xi) and 6.01(a)(xii), and (II) the aggregate amount of Attributable Debt under all Sale/Leaseback Transactions then outstanding shall not exceed 15% of the Consolidated Net Tangible Assets as of such time;

(xi) Debt of any Restricted Subsidiary of the Borrower that becomes a Subsidiary after the Availability Date (or of any Person not previously a Subsidiary that is merged or consolidated with or into any such Restricted Subsidiary) in a transaction permitted hereunder, but only to the extent that such Debt exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation); provided that, immediately after giving effect to the creation, incurrence or assumption of any such Debt, the sum, without duplication, of (1) the aggregate principal amount of all Debt outstanding in reliance on this clause (xi), together with the aggregate principal amount of all Debt outstanding in reliance on Sections 6.01(a)(x) and 6.01(a)(xii), and (2) the aggregate amount of Attributable Debt under all Sale/Leaseback Transactions then outstanding shall not exceed 15% of the Consolidated Net Tangible Assets as of such time;

(xii) other Debt of the Borrower and Restricted Subsidiaries; provided that, immediately after giving effect to the creation, incurrence or assumption of any such Debt, the sum, without duplication, of (1) the aggregate principal amount of all Debt outstanding in reliance on this clause (xii), together with the aggregate principal amount of all Debt outstanding in reliance on Sections 6.01(a)(x) and 6.01(a)(xi), and (2) the aggregate amount of Attributable Debt under all Sale/Leaseback Transactions then outstanding shall not exceed 15% of the Consolidated Net Tangible Assets as of such time;

(xiii) other Debt of Hess TGP Operations LP, Hess Export Logistics Operations LP, Hess North Dakota Pipelines Operations LP and any other Subsidiary that is not wholly owned, directly or indirectly, by the Borrower; provided that the aggregate principal amount of all Debt outstanding in reliance on this clause (xiii) shall not at any time exceed $50,000,000; and

(xiv) Debt of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary in respect of cash pooling arrangements entered into in the ordinary course of business among the Borrower and the Restricted Subsidiaries.

(b) From and after the Investment Grade Rating Date, the Borrower will not permit any of its Restricted Subsidiaries that is not a Loan Party to create, incur, assume or permit to exist any Debt, except (without limiting the provisions of Section 6.12):

(i) Debt of any such Restricted Subsidiary owing to the Borrower or any of its Restricted Subsidiaries; provided that such Debt shall not have been transferred to any Person other than the Borrower or any of its Subsidiaries;

(ii) Debt in respect of trade letters of credit issued for the account of any such Restricted Subsidiary;

(iii) Debt owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds; provided that such Debt shall be repaid in full within 30 days of the incurrence thereof;

(iv) Debt of any such Restricted Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations, provided that such Debt is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, or (B) assumed in connection with the acquisition of any fixed or capital assets, and any extensions, renewals and refinancings of any of the foregoing;

(v) Debt of any such Restricted Subsidiary that becomes a Subsidiary of the Borrower after the Availability Date (or of any Person not previously a Subsidiary that is merged or consolidated with or into any such Restricted Subsidiary) in a transaction permitted hereunder, provided that such Debt exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation);

(vi) to the extent constituting Debt, obligations of any such Restricted Subsidiary owing to Hess or any of its Subsidiaries (other than the Borrower or any of its Subsidiaries) under any Material Agreement, provided that such obligations (A) shall not constitute indebtedness for borrowed money (including indebtedness evidenced by debt securities) or other obligations primarily intended as a financing obligation and (B) shall not be transferred to any Person other than Hess or any of its Subsidiaries (other than the Borrower or any of its Subsidiaries);

(vii) Guarantees of Debt permitted under this Section; provided that a Restricted Subsidiary that is not a Loan Party shall not Guarantee Debt that it would not have been permitted to incur under this Section if it were a primary obligor thereon;

(viii) other Debt of such Restricted Subsidiaries, provided that, immediately after giving effect to the creation, incurrence or assumption of any such Debt, the sum, without duplication, of (1) the aggregate principal amount of all Debt outstanding in reliance on this clause (viii), (2) the aggregate principal amount of all Debt of the Borrower or any other Loan Party then outstanding that is secured by Liens permitted under Section 6.02(b)(x) and (3) the aggregate amount of Attributable Debt under all Sale/Leaseback Transactions then outstanding shall not exceed 15% of the Consolidated Net Tangible Assets as of such time; and

(ix) other Debt of Hess TGP Operations LP, Hess Export Logistics Operations LP, Hess North Dakota Pipelines Operations LP and any other Subsidiary that is not wholly owned, directly or indirectly, by the Borrower; provided that the aggregate principal amount of all Debt outstanding in reliance on this clause (ix) shall not at any time exceed $50,000,000.

SECTION 6.02. Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Prior to the Investment Grade Rating Date:

(i) Permitted Encumbrances;

(ii) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Availability Date and set forth in Schedule 6.02; provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (B) such Lien shall secure only those obligations that it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iii) Liens under any Sale/Leaseback Transaction permitted under Section 6.03(a);

(iv) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(v) in the case of (A) the Equity Interests of any Restricted Subsidiary that is not a wholly owned Subsidiary or (B) the Equity Interests of any Person that is not a Restricted Subsidiary (including any Unrestricted Subsidiary), in each case, owned by the Borrower or any Restricted Subsidiary, any encumbrance, restriction or other Lien, including any put and call arrangements, related to such Equity Interests set forth in (1) the organizational documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement or (2) in the case of any such Person that is not a Restricted Subsidiary (including any Unrestricted Subsidiary), any agreement or document governing Debt of such Person;

(vi) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for an Acquisition or other transaction permitted hereunder;

(vii) Liens securing Debt or other obligations of (A) the Borrower or any other Loan Party in favor of any Loan Party or (B) any Restricted Subsidiary that is not a Loan Party in favor of the Borrower or any of its Restricted Subsidiaries;

(viii) Liens securing Debt of the Borrower or any of its Restricted Subsidiaries incurred to finance the acquisition, construction or improvement of fixed or capital assets; provided that (A) such Liens secure only Debt permitted by Section 6.01(a)(x) and obligations relating thereto not constituting Debt and (B) such Liens do not at any time encumber any property other than the property financed by such Debt;

(ix) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries or existing on any property or asset of any Person that becomes a Subsidiary after the Availability Date prior to the time such Person becomes a Subsidiary; provided that (A) such Liens secure only Debt permitted by Section 6.01(a)(xi) and obligations relating thereto not constituting Debt, (B) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (C) such Lien shall not apply to any other property or assets of the Borrower or any of its Restricted Subsidiaries and (D) such Lien shall secure those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, and extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;

(x) Liens securing Debt permitted under Section 6.01(a)(xii);

(xi) Liens on assets of Hess TGP Operations LP, Hess Export Logistics Operations LP, Hess North Dakota Pipelines Operations LP or any other Subsidiary that is not wholly owned, directly or indirectly, by the Borrower securing Debt of such Subsidiary permitted under Section 6.01(a)(xiii); and

(xii) Liens created under the Loan Documents.

(b) From and after the Investment Grade Rating Date:

(i) Permitted Encumbrances;

(ii) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Availability Date and set forth in Schedule 6.02; provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (B) such Lien shall secure only those obligations that it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iii) Liens under any Sale/Leaseback Transaction permitted under Section 6.03(b);

(iv) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(v) in the case of (A) the Equity Interests of any Restricted Subsidiary that is not a wholly owned Subsidiary or (B) the Equity Interests of any Person that is not a Restricted Subsidiary (including any Unrestricted Subsidiary), in each case owned by the Borrower or any Restricted Subsidiary, any encumbrance, restriction or other Lien, including any put and call arrangements, related to such Equity Interests set forth in (1) the organizational documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement or (2) in the case of any such Person that is not a Restricted Subsidiary (including any Unrestricted Subsidiary), any agreement or document governing Debt of such Person;

(vi) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for an Acquisition or other transaction permitted hereunder;

(vii) Liens securing Debt of the Borrower or any of its Restricted Subsidiaries incurred to finance the acquisition, construction or improvement of fixed or capital assets; provided that (A) such Debt is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (B) such Liens do not at any time encumber any property other than the property financed by such Debt;

(viii) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries or existing on any property or asset of any Person that becomes a Subsidiary after the Availability Date prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (B) such Lien shall not apply to any other property or assets of the Borrower or any of its Restricted Subsidiaries and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(ix) Liens securing Debt or other obligations of any Restricted Subsidiary in favor of the Borrower or any of its Restricted Subsidiaries;

(x) Liens securing Debt not otherwise permitted by this Section 6.02(b); provided that, immediately after giving effect to the creation, incurrence or assumption of any such Lien or of any Debt secured thereby, the sum, without duplication of (1) the aggregate outstanding principal amount of all Debt of the Borrower or any other Loan Party secured in reliance on this clause (x), (2) the aggregate principal amount of all Debt of any Restricted Subsidiary that is not a Loan Party then outstanding under Section 6.01(b)(viii) and (3) the aggregate amount of Attributable Debt under all Sale/Leasebacks Transactions then outstanding does not exceed 15% of the Consolidated Net Tangible Assets as of such time;

(xi) Liens on assets of Hess TGP Operations LP, Hess Export Logistics Operations LP, Hess North Dakota Pipelines Operations LP or any other Subsidiary that is not wholly owned, directly or indirectly, by the Borrower securing Debt of such Subsidiary permitted under Section 6.01(b)(ix); and

(xii) Liens created under the Loan Documents.

SECTION 6.03. Sale/Leaseback Transactions. (a) Prior to the Investment Grade Rating Date, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless (i) the sale or transfer of the property thereunder is permitted under Sections 6.04 and 6.08 and (ii) immediately after giving effect to such Sale/Leaseback Transaction, the aggregate amount of all Attributable Debt under all Sale/Leaseback Transactions then outstanding would be permitted under Section 6.01(a)(xii).

(b) From and after the Investment Grade Rating Date, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless (i) the sale or transfer of the property thereunder is permitted under Sections 6.04 and 6.08 and (ii) immediately after giving effect to such Sale/Leaseback Transaction, the aggregate amount of all Attributable Debt under all Sale/Leaseback Transactions then outstanding would be permitted under Section 6.01(b)(viii).

SECTION 6.04. Fundamental Changes. (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Person (other than the Borrower) may merge or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (and, if any party to such merger or consolidation is a Guarantor, the surviving entity is a Guarantor or shall contemporaneously therewith become a Guarantor), (iii) any Restricted Subsidiary may merge into or consolidate with any Person (other than the Borrower) in a transaction permitted under Section 6.08 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is (A) in the best interests of the Borrower and (B) would not have a materially adverse effect on the interests of the Lenders.

(b) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, transfer, lease, license or otherwise dispose of (in one transaction or in a series of transactions, and whether directly or through any merger or consolidation) assets representing all or substantially all the consolidated assets of the Borrower and the Restricted Subsidiaries (whether now owned or hereafter acquired), taken as a whole (it being understood that this paragraph (b) shall not restrict sales, transfers, leases, licenses or other disposition of assets between or among the Borrower and its Restricted Subsidiaries).

(c) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses and activities of the type conducted by the Borrower and its Restricted Subsidiaries on the Availability Date and any business and activities of the type contemplated by or referred to in the Registration Statement and businesses and activities reasonably related, incidental or complementary thereto or that are reasonable extensions, developments or expansions thereof.

SECTION 6.05. Restrictive Agreements. The Borrower will not, and will not permit any of its Material Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement with any Person (other than any such agreements or arrangements between or among the Borrower and its Restricted Subsidiaries) that prohibits, restricts or imposes any condition upon (a) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any Restricted Subsidiary or (b) the ability of the Borrower or any Guarantor to create, incur or permit to exist any Lien upon any of its assets to secure any Obligations; provided that the foregoing shall not apply to (a) prohibitions, restrictions or conditions imposed by law or by the Loan Documents, (b) prohibitions, restrictions or conditions contained in, or existing by reason of, any agreement or instrument set forth on Schedule 6.05 (but shall apply to any amendment or modification expanding the scope of any such prohibition, restriction or condition), (c) in the case of any Restricted Subsidiary that is not a wholly owned Subsidiary, prohibitions, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such prohibitions, restrictions and conditions apply only to such Restricted Subsidiary and to any Equity Interests in such Subsidiary, (d) customary prohibitions, restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary, or a business unit, division, product line or line of business, that are applicable solely pending such sale, provided that such prohibitions, restrictions and conditions apply only to the Restricted Subsidiary, or the business unit, division, product line or line of business, that is to be sold and such sale is permitted hereunder, (e) prohibitions, restrictions and conditions imposed by agreements relating to Debt of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Subsidiary and not created in contemplation thereof and otherwise permitted by Section 6.01 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such prohibitions, restrictions and conditions apply only to such Restricted Subsidiary, and (f) prohibitions, restrictions and conditions imposed by agreements relating to any Debt of the Borrower or a Material Subsidiary permitted hereunder to the extent, in the good faith judgment of the Borrower, such prohibitions, restrictions and conditions, at the time such Debt is incurred, are on customary market terms for Debt of such type, so long as the Borrower has determined in good faith that such prohibitions, restrictions and conditions would not reasonably be expected to impair in any material respect the ability of the Borrower and the other Loan Parties to meet their ongoing obligations under the Loan Documents. Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Loan Parties under Sections 5.11 or 5.14 or under the Security Documents.

SECTION 6.06. Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or engage in any material transaction (including any sale, lease, transfer, purchase or acquisition of any assets or the rendering of any service or the amendment, restatement, supplement or other modification to, or waiver of any rights under, any Material Agreement, or the entry into any new Material Agreement) with any of its Affiliates, except on terms and conditions, taken as a whole, that are substantially as favorable to the Borrower or such Restricted Subsidiary as those that would prevail in an arm’s-length transaction with unrelated third parties; provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and its Restricted Subsidiaries and not involving any other Affiliate, (b) transactions involving any employee benefit plans or related trusts of the Borrower or any of its Affiliates, (c) the Midstream MLP IPO Transactions and the Midstream MLP Drop-Down Transactions, (d) any agreement attached as an exhibit to or described in the Registration Statement and any transactions pursuant to any such agreement, (e) Restricted Payments permitted hereunder, and Investments in (including credit support of) any joint venture (other than an Unrestricted Subsidiary) not otherwise prohibited hereunder, (f) transactions entered into with Hess or any of its Subsidiaries (other than the Borrower or any of its Subsidiaries) (i) on terms and conditions that are fair and reasonable to the Borrower and its Restricted Subsidiaries (as reasonably determined by a Financial Officer of the Borrower), taking into account the totality of the relationship between the Borrower and its Restricted Subsidiaries, on the one hand, and Hess and its Subsidiaries (other than the Borrower or any of its Subsidiaries), on the other or (ii) with respect to which the Borrower shall have delivered to the Administrative Agent a favorable fairness opinion from a third-party appraiser of recognized standing, (g) the payment of reasonable compensation, fees and expenses to, and indemnity provided on behalf of, directors and officers of Hess GP, the Borrower or any of its Subsidiaries in the ordinary course of business, (h) issuances by the Borrower of Equity Interests and receipt by the Borrower of capital contributions, (i) transactions approved by the Conflicts Committee of the Board of Directors (or equivalent governing body) of Hess GP (or the equivalent successor body to such Conflicts Committee) and (j) any corporate sharing agreements with respect to tax sharing and general overhead and administrative matters.

SECTION 6.07. Restricted Payments. Prior to the Investment Grade Rating Date, the Borrower will not declare or make, directly or indirectly, any Restricted Payment if at the time thereof an Event of Default shall have occurred and be continuing or would result therefrom.

SECTION 6.08. Dispositions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, convey, sell, transfer or otherwise dispose of assets (including Equity Interests) if at the time thereof a Default or an Event of Default shall have occurred and be continuing or would result therefrom; provided that, notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may (a) enter into sales of inventory in the ordinary course of business, (b) enter into sales or transfers of equipment that is no longer necessary for the business of the Borrower or such Restricted Subsidiary or is replaced by equipment of at least comparable value and use, (c) enter into leases of transportation capacity, storage capacity and processing capacity, in each case the ordinary course of business, (d) enter into conveyances, sales, transfers and other dispositions between or among the Borrower and its Restricted Subsidiaries and (e) make Restricted Payments permitted pursuant to Section 6.07.

SECTION 6.09. Changes in Organizational Documents and Material Agreements. The Borrower will not, and will not permit any other Loan Party to, make any changes to its organizational documents, and the Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any changes to any Material Agreement, in each case in any manner that, individually or in the aggregate, could reasonably be expected to be adverse in any material respect to the interests of the Lenders.

SECTION 6.10. Leverage Ratio. The Borrower shall not permit the Leverage Ratio to exceed, as of the last day of any fiscal quarter of the Borrower for which financial statements have been, or are required to be, delivered hereunder, commencing with the first fiscal quarter ended after the Availability Date, (a) at any time during an Acquisition Period, 5.00 to 1.00 and (b) otherwise, 4.50 to 1.00.

SECTION 6.11. Ownership of Subsidiaries. The Borrower will not, and will not permit any of its Restricted Subsidiaries, to own, directly or indirectly, more than 82.5% of a Subsidiary that is not, directly or indirectly, wholly owned by the Borrower.

SECTION 6.12. Debt of Non-Wholly Owned Restricted Subsidiaries. Notwithstanding anything to the contrary contained herein, the Borrower will not permit any Restricted Subsidiary that is not, directly or indirectly, wholly owned by the Borrower (including Hess TGP Operations LP, Hess Export Logistics Operations LP and Hess North Dakota Pipelines Operations LP and their respective Restricted Subsidiaries) to, directly or indirectly:

(a) create, incur, assume or permit to exist any Debt (including any Guarantee of any Debt of any other Person), other than (i) Debt owing to the Borrower or any other Restricted Subsidiary to the extent (B) such Debt is incurred from each holder of Equity Interests in such Subsidiary on identical terms and in an amount that is proportionate to the Equity Interests held thereby in such Subsidiary and (B) all payments or prepayments in respect of such Debt are made ratably to the holders thereof, (ii) Debt of any such Restricted Subsidiary or any of its Restricted Subsidiaries owing to such Restricted Subsidiary or any of its Restricted Subsidiaries and (iii) other Debt (excluding Guarantees of Debt of any other Person) in an aggregate principal amount at any time outstanding for all such Restricted Subsidiaries not to exceed $100,000,000; or

(b) enter into (or Guarantee any obligations of any Person under) any Swap Agreement.

SECTION 6.13. Changes in Fiscal Year. The Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year to end on a date other than December 31.

SECTION 6.14. ERISA. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, maintain or contribute to (or have an obligation to contribute to) a Plan.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall be in default in the payment when due of any principal of any Loan on the maturity date thereof or any reimbursement obligation in respect of any LC Disbursement on the date on which the same shall become due;

(b) the Borrower shall be in default for five days in the payment when due of any interest on any Loan or any other amount (other than principal) due hereunder;

(c) any representation or warranty made or deemed made by the Borrower or any other Loan Party in or in connection with any Loan Document or in any certificate of furnished to the Administrative Agent, any Issuing Bank or any Lender in connection with any Loan Document shall prove to have been incorrect, when made or deemed made, in any material respect;

(d) (i) any Loan Party shall be in default in the performance of (A) any covenant applicable to it contained in Section 5.02(a), 5.03 (solely with respect to legal existence of the Borrower), 5.09 or 5.12 or in Article VI, or (B) any other covenant, condition or agreement applicable to it contained in any Loan Document (other those specified in clause (a) or (b) of this Article or in the preceding subclause (A)), or (ii) HIP shall be in default in the performance of any covenant or agreement applicable to it contained in the HIP Prepayment Agreement (as in effect on the Closing Date); provided that, in the case of a default referred to in subclause (i)(B) or (ii), such default shall have continued for 30 consecutive days after such default shall have become known to the Borrower;

(e) (i) any event or condition occurs that results in any Material Indebtedness of the Borrower or any Subsidiary becoming due or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, or that enables or permits (all the grace periods having expired) the holder or holders of any such Material Indebtedness, or any trustee or agent on its or their behalf, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (i) shall not apply to (A) any secured Debt that becomes due as a result of the voluntary sale or transfer of the assets securing such Debt or (B) any Debt that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01; or (ii) the Borrower or any of its Subsidiaries shall fail to pay any Swap Payment Obligation of such Person in excess of $50,000,000 when due and payable (whether by acceleration or otherwise), unless such Person is contesting such Swap Payment Obligation in good faith by appropriate proceedings and has set aside appropriate reserves relating thereto in accordance with GAAP;

(f) final judgment for the payment of money in excess of $50,000,000 shall be rendered against the Borrower or any of its Subsidiaries, and the same shall remain undischarged for a period of 60 days during which the judgment shall not be on appeal with the execution thereof being effectively stayed or execution thereof shall not be otherwise effectively stayed;

(g) the Borrower or any of its Material Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, administrator or liquidator of itself or of all or a substantial part of its assets, (ii) be unable, or admit in writing its inability or failure, to pay its debts generally, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated to be bankrupt or insolvent, (v) commence any case, proceeding or other action under any existing or future law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent entity, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any insolvency law or proceeding for the relief of debtors, or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or (vi) take corporate action for the purpose of effecting any of the foregoing;

(h) any case, proceeding or other action shall be instituted in any court of competent jurisdiction against the Borrower or any of its Material Subsidiaries,

seeking in respect of the Borrower or any of its Material Subsidiaries adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, administration, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, administrator, liquidator or the like of the Borrower or any of its Material Subsidiaries or of all or any substantial part of its assets, or other like relief in respect of the Borrower or any of its Material Subsidiaries under any bankruptcy or insolvency law, and such case, proceeding or other action results in an entry of an order for relief or any such adjudication or appointment or if such case, proceeding or other action is being contested by the Borrower or any of its Material Subsidiaries in good faith, the same shall continue undismissed, or unstayed and in effect, for any period of 60 consecutive days;

(i) a Change of Control shall occur;

(j) prior to the date on which the Collateral and Guarantee Release Condition has been satisfied, any Guarantee under the Guarantee Agreement shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release thereof as provided in the Guarantee Agreement or Section 9.18 hereof; or

(k) prior to the date on which the Collateral and Guarantee Release Condition has been satisfied, any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, or any Lien purported to be created under any Security Document shall cease to be a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except as a result of (i) a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the release of the applicable Collateral as provided in the applicable Security Document or Section 9.18 hereof or (iii) the Administrative Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Agreement or to maintain in effect Uniform Commercial Code financing statements;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(j), in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released. Each Loan Party further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Loan Party’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York Uniform Commercial Code, need the Administrative Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, each Loan Party waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and Issuing Banks hereby irrevocably appoints the entity named as the Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent under the Loan Documents and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender, an Issuing Bank or a Swingline Lender as any other Lender, Issuing Bank or Swingline Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliates as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders, Issuing Banks or Swingline Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, rule or regulation, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the

Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct, with such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and may act upon any such statement prior to receipt of written confirmation thereof. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent; provided that, other than in the case of any such sub-agent that is an Affiliate of the Administrative Agent, the Administrative Agent shall provide prompt written notice of such appointment to the Borrower. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint one of the Lenders a successor. If no such successor shall have been so appointed by the

Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and in consultation with the Borrower, appoint one of the Lenders as a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and the Administrative Agent, remove the Administrative Agent in its capacity as such and, in consultation with the Borrower, appoint a successor. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.09 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

In furtherance of the foregoing and not in limitation thereof, no Secured Swap Agreement or Secured Cash Management Agreement the obligations under which constitute Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Secured Swap Agreement or Secured Cash Management Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.11, 2.12, 2.14, 2.15, 2.16 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

None of the Arrangers, the Syndication Agents or the Documentation Agents shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any other Loan Party shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic communication as contemplated by paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Borrower, to Hess Midstream Partners LP, c/o Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036, Attention Eric S. Fishman and Christopher J. Molinaro (Fax No. (855) 439-8592 and (855) 671-7087), respectively);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan & Agency Services, 500 Stanton Christiana Road, NCC5, Floor 01, Newark, Delaware 19713, Attention of Rea Seth (rea.n.seth@jpmorgan.com and Fax No. (302) 634-1417);

(iii) if to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire;

(iv) if to an Issuing Bank, to it at the address specified in clause (iii) above or, if such Issuing Banks shall not also be a Lender, to it at the address most recently specified by it in a notice delivered to the Administrative Agent and the Borrower;

(v) if to JPMorgan Chase Bank, N.A., as a Swingline Lender, to it at JPMorgan Chase Bank, N.A., Loan & Agency Services, 500 Stanton Christiana Road, NCC5, Floor 01, Newark, Delaware 19713, Attention of Rea Seth (rea.n.seth@jpmorgan.com and Fax No. (302) 634-1417); and

(vi) if to any other Swingline Lender, as a Swingline Lender, to it at the address specified in clause (iii) above.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent or the Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and the Administrative Agent expressly disclaims liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the Platform, except to the extent of direct or actual damages (and not any special, indirect, consequential or punitive damages) that are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or its employees in performing the services hereunder.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into, in the case of this Agreement, by the Borrower and the Required Lenders or, in the case of any other Loan Document, by the Loan Party or Loan Parties that are parties thereto and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than (x) a waiver of additional interest as specified in Section 2.12(d) or (y) as a result of any change in the definition, or in any components thereof, of the term “Leverage Ratio”), or reduce any fees payable hereunder, without the written consent of each Lender and Issuing Bank affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or any other amount payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the written consent of each Lender, (vi) release, or limit in a manner that in effect releases, all or substantially all of the value of the Guarantees under the Guarantee Agreement, except as expressly permitted by Section 9.18, (vii) release, or limit in a manner that in effect releases, all or substantially all of the value of the Collateral from the Liens of the Security Documents without the written consent of each Lender, except as expressly permitted by Section 9.18 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents, or (viii) waive, amend or modify Section 4.02(g) without the written consent of each Lender; provided further that (A) no amendment, modification or waiver of this Agreement or any provision hereof that would alter the rights or duties of the Administrative Agent, any Issuing Bank or any Swingline Lender hereunder shall be effective without the prior written consent of the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be, and, without limiting the foregoing, any amendment or other modification of Section 2.19 shall require the prior written consent of the Administrative Agent, each Issuing Bank and each Swingline Lender, (B) notwithstanding the foregoing, but subject to first proviso of this paragraph, the Borrower, the Administrative Agent and the applicable Issuing Banks may enter into agreements referred to in Sections 2.05(i) and 2.05(k), and the term “LC Commitment”, as such term is used in reference to any Issuing Bank, may be modified as contemplated by the definition of such term, in each case without consent of the Required Lenders, and (C) notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or in any other Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement”.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and each of their respective Affiliates (including the reasonable and documented fees, disbursements and other charges of one firm of counsel for the foregoing, taken as a whole, and, if reasonably necessary, of one firm of local counsel in any relevant jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, any Issuing Bank or any Lender (including the reasonable and documented fees, disbursements and other charges of one firm of counsel for the foregoing, taken as a whole, and, if reasonably necessary, of one firm of local counsel in any relevant jurisdiction (and, in the case of an actual or perceived conflict of interest where the relevant Person affected by such conflict informs the

Borrower of such conflict and thereafter retains its own counsel (including, if reasonably necessary, its own local counsel in any relevant jurisdiction), of such conflict counsel for such affected Person and all similarly situated Persons, taken as a whole)), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b) The Borrower agrees to indemnify the Administrative Agent, each Arranger, each Syndication Agent, each Documentation Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, disbursements and other charges of one firm of counsel for any Indemnitee, and, if reasonably necessary, of one local counsel in any relevant jurisdiction (and, in the case of an actual or perceived conflict of interest where the relevant Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel (including, if reasonably necessary, its own local counsel in any relevant jurisdiction), of such conflict counsel for such affected Indemnitee and all similarly situated Indemnitees, taken as a whole)) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted (A) from the gross negligence or willful misconduct of such Indemnitee, its Affiliates or their officers, directors or employees or (B) from a material breach of this Agreement by such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Swingline Lender or any Related Party of any of the foregoing, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent (or such sub-agent), such Issuing Bank, such Swingline Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Bank or any Swingline Lender in connection with such capacity.

(d) To the extent permitted by applicable law, (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent that such damages are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or from a material breach of this Agreement by such Indemnitee, and (ii) no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this sentence shall relieve the Borrower or any other Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (e) of this Section), the Arrangers, the Syndication Agents, the Documentation Agents and the Related Parties of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and participations in LC Disbursements at the time owing to it); provided, that (i) each of the Borrower (provided that (A) in the case of an assignment to a Lender or an Affiliate of a Lender or to an Approved Fund or (B) upon the occurrence and during the continuance of an Event of Default arising under clause (a), (b), (g) or (h) of Article VII, the consent of the Borrower shall not be required; and provided further that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received a written request for its consent to such assignment), the Administrative Agent and, in the case of any assignment of a Commitment or any LC Exposure or any Swingline Exposure, as applicable, each Issuing Bank and each Swingline Lender must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed, it being agreed that none of the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender will be deemed to have acted unreasonably if it refuses to consent to an assignment to an institution whose unsecured long-term deposit obligations or senior, unsecured, non-credit-enhanced long-term indebtedness for borrowed money shall not have ratings of at least BBB from S&P and Baa2 from Moody’s, in each case with at least stable outlook), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent shall otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Swingline Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), together (except in the case of an assignment by a Lender to one of its Affiliates or an assignment as a result of any of the events contemplated by Section 2.18) with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning

Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Lenders and the Issuing Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more Eligible Assignees (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender selling participations shall keep a register (the “Participant Register”) in which it shall record the name and address of each Participant to which such Lender sells participations and the amount and terms of such participations, acting for this purpose as a non-fiduciary agent of the Borrower; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participations sold to such Participant, unless the sale of the participations to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participations sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(f) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any central bank with jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. USA PATRIOT Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with its requirements.

SECTION 9.07. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment letter entered into in connection with the credit facilities established hereunder and any commitment advices submitted in connection therewith (but do not supersede any other provisions of any such commitment letter or any fee letter entered into in connection with the credit facilities established hereunder) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement or any other Loan Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National

Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.08. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.09. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, Issuing Bank or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower, now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender and Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such set off and application; provided that the failure to give notice shall not affect the validity of such set off and application.

SECTION 9.10. Governing Law; Jurisdiction; Consent to Service of Process; Process Agent; Waiver of Immunity. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in The City of New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding against the Administrative Agent, any Arranger, any Issuing Bank or any Lender shall be brought, and shall be heard and determined exclusively, in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender or Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices to it in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13. Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, members, partners, officers, employees and agents, including accountants, legal counsel and other advisers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including (i) any self-regulatory authority, such as the National Association of Insurance Commissioners and (ii) in connection with a pledge or assignment permitted under Section 9.04(g)), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or under any other Loan Document, (f) subject to an agreement containing provisions at least as restrictive as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any securitization, swap or derivatives transaction, or any credit insurance provider, relating to the Borrower, any of its Subsidiaries and the obligations hereunder, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis from a source other than the Borrower. In addition, each of the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower; provided that in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.14. No Fiduciary Relationship. The Borrower agrees that in connection with all aspects of the transactions contemplated by the Loan Documents and any communications in connection therewith, the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty or advisory or agency relationship on the part of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates, and no such duty or relationship will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, each Arranger, each Lender, each Issuing Bank and their respective Affiliates may have economic interests that conflict with those of the Borrower, its equityholders and/or its Affiliates.

SECTION 9.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder or under any other Loan Document in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party to any Loan Document in respect of any sum due to any other party thereto or any holder of the obligations owing thereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due thereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of each party to the Loan Documents contained in this Section shall survive the termination of this Agreement and the other Loan Documents and the payment of all other amounts owing hereunder and thereunder.

SECTION 9.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17. No Liability of General Partner. It is understood and agreed that Hess GP shall have no liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder or under any other Loan Document. The Administrative Agent, the Issuing Banks and the Lenders agree for themselves and their respective successors and assigns that no claim arising against the Borrower or any Guarantor under any Loan Document with respect to any obligation under this Agreement or any other Loan Document shall be asserted against Hess GP or its assets. Notwithstanding the foregoing, nothing in this Section 9.17 shall be construed to prevent the Administrative Agent, any Issuing Bank or any Lender from commencing any action, suit or proceeding with respect to or causing legal papers to be served upon Hess GP for the purpose of obtaining jurisdiction over the Borrower or any Guarantor.

SECTION 9.18. Release of Subsidiary Guarantees and Collateral. (a) A Guarantor shall automatically be released from its obligations under the Guarantee Agreement (i) as set forth in clause (d) below, (ii) upon such Guarantor having been designated as an Unrestricted Subsidiary in accordance with the terms hereof, (iii) upon all the Equity Interests in such Guarantor held by the Borrower and the Subsidiaries having been sold or otherwise disposed of (other than to the Borrower or any of its Subsidiaries) (including by merger or consolidation) in any transaction not prohibited hereunder, (iv) upon such Guarantor having ceased to be a wholly owned Subsidiary as a result of the consummation of any sale or disposition of all or any part of the Equity Interests of such Subsidiary not prohibited hereunder and entered into for a valid business purpose or (v) if the release of such Guarantor from its obligations under the Guarantee Agreement is approved or authorized in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.02).

(b) The Liens granted to the Administrative Agent by the Loan Parties on any Collateral shall be released by the Administrative Agent (i) in full, as set forth in clause (d) below, (ii) upon the sale or disposition of such Collateral to any Person other than another Loan Party in a transaction not prohibited under this Agreement, (iii) if the release of such Lien is approved or authorized in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.02), (iv) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee Agreement in accordance with Section 9.18(a), (v) as required by the Administrative Agent to effect any sale or disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Security Documents and (vi) upon such property no longer constituting Collateral pursuant to the terms of the Loan Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon all interests retained by the Loan Parties, including the proceeds of any sale or disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released or constituting Excluded Collateral in accordance with the provisions of the Loan Documents.

(c) Each of the Guarantors shall be automatically released from its obligations under the Guarantee Agreement, each of the Loan Parties shall be automatically released from its obligations under the Security Documents to which it is a party and all Liens granted to the Administrative Agent by the Loan Parties on any Collateral shall automatically be released in the event that:

(i) the Collateral and Guarantee Release Condition shall have been satisfied;

(ii) at the time of and immediately after giving effect to any such release, no Default or Event of Default shall have occurred and be continuing or would result therefrom, provided that such release shall constitute the incurrence by such Restricted Subsidiary, at the time of the release of such Guarantee of such Restricted Subsidiary, of all Debt of such Restricted Subsidiary existing at such time; and

(iii) the Borrower shall have delivered to the Administrative Agent a certificate, executed on behalf of the Borrower by a Financial Officer, confirming the satisfaction of the condition set forth in clause (ii) above.

(d) Upon payment in full in cash of all the Loan Document Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made), the expiration or termination of the Commitments, the reduction of the LC Exposure to zero and the expiration or termination of the Issuing Banks’ obligations to issue, amend or extend Letters of Credit, the Guarantee Agreement and the Guarantees made therein and each Security Document and all obligations of each Loan Party thereunder (in each case, other than those obligations expressly stated to survive such termination) and all Liens granted to the Administrative Agent by the Loan Parties on any Collateral shall automatically terminate and be released, all without delivery of any instrument or performance of any act by any Person.

(e) In connection with any termination or release pursuant to this Section, the Administrative Agent is hereby authorized to execute and deliver, and agrees promptly upon request to execute and deliver, such documents as the Borrower shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.19. Excluded Swap Obligations. (a) Notwithstanding any provision of this Agreement or any other Loan Document, no Guarantee by any Guarantor under any Loan Document shall include a Guarantee of any Obligation that, as to such Guarantor, is an Excluded Swap Obligation, and no Collateral provided by any Guarantor shall secure any Obligation that, as to such Guarantor, is an Excluded Swap Obligation. In the event that any payment is made pursuant to any Guarantee by, or any amount is realized from Collateral of, any Guarantor as to which any Obligations are Excluded Swap Obligations, such payment or amount shall be applied to pay the Obligations of such Guarantor as otherwise provided herein and in the other Loan Documents without giving effect to such Excluded Swap Obligations, and each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Obligations or any specified portion of the Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.

(b) The Borrower and each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party that would not otherwise be a Qualified ECP Guarantor but for the effectiveness of this Section, to enable each such other Loan Party to honor all of its obligations under the Loan Documents in respect of Swap Obligations (subject to the limitations on its Guarantee under the Guarantee Agreement). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until its Guarantee under the Guarantee Agreement is released. Each Qualified ECP Guarantor intends that this Section shall constitute a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 9.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HESS MIDSTREAM PARTNERS LP,

by	HESS MIDSTREAM PARTNERS GP LLC, its General Partner

by	/s/ Jonathan C. Stein
	Name:	Jonathan C. Stein
	Title:	Chief Financial Officer

[Signature Page to the Hess Midstream Partners LP Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, an Issuing Bank and a Swingline Lender,

by	/s/ Debra Hrelja
	Name:	Debra Hrelja
	Title:	Vice President

SIGNATURE PAGE TO

THE FOUR-YEAR CREDIT AGREEMENT

OF HESS MIDSTREAM PARTNERS LP

Name of Institution: Citibank, N.A.

by	/s/ Cathy Shepherd
	Name:	Cathy Shepherd
	Title:	Vice President

SIGNATURE PAGE TO

THE FOUR-YEAR CREDIT AGREEMENT

OF HESS MIDSTREAM PARTNERS LP

Name of Institution: GOLDMAN SACHS LENDING PARTNERS LLC

by	/s/ Josh Rosenthal
	Name:	Josh Rosenthal
	Title:	Authorized Signatory

SIGNATURE PAGE TO

THE FOUR-YEAR CREDIT AGREEMENT

OF HESS MIDSTREAM PARTNERS LP

Name of Institution: MORGAN STANLEY SENIOR FUNDING, INC.

by	/s/ Michael King
	Name:	Michael King
	Title:	Vice President

SIGNATURE PAGE TO

THE FOUR-YEAR CREDIT AGREEMENT

OF HESS MIDSTREAM PARTNERS LP

Name of Institution: THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

by	/s/ Todd Vaubel
	Name:	Todd Vaubel
	Title:	Vice President

SIGNATURE PAGE TO

THE FOUR-YEAR CREDIT AGREEMENT

OF HESS MIDSTREAM PARTNERS LP

Name of Institution: Wells Fargo Bank, N.A.

by	/s/ Todd C. Davis
	Name:	Todd C. Davis
	Title:	Managing Director

SIGNATURE PAGE TO

THE FOUR-YEAR CREDIT AGREEMENT

OF HESS MIDSTREAM PARTNERS LP

Name of Institution: ING Capital LLC

by	/s/ Cheryl LaBelle
	Name:	Cheryl LaBelle
	Title:	Managing Director

For any Lender requiring a second signature block:

by	/s/ Subha Pasumarti
	Name:	Subha Pasumarti
	Title:	Managing Director

SIGNATURE PAGE TO

THE FOUR-YEAR CREDIT AGREEMENT

OF HESS MIDSTREAM PARTNERS LP

Name of Institution: Sumitomo Mitsui Banking Corporation

by	/s/ James D. Weinstein
	Name:	James D. Weinstein
	Title:	Managing Director

SIGNATURE PAGE TO

THE FOUR-YEAR CREDIT AGREEMENT

OF HESS MIDSTREAM PARTNERS LP

Name of Institution: The Bank of Nova Scotia

by	/s/ Alfredo Brahim
	Name:	Alfredo Brahim
	Title:	Director

SIGNATURE PAGE TO

THE FOUR-YEAR CREDIT AGREEMENT

OF HESS MIDSTREAM PARTNERS LP

Name of Institution: Barclays Bank PLC

by	/s/ Marguerite Sutton
	Name:	Marguerite Sutton
	Title:	Vice President

SIGNATURE PAGE TO

THE FOUR-YEAR CREDIT AGREEMENT

OF HESS MIDSTREAM PARTNERS LP

Name of Institution: HSBC Bank USA, N.A.

by	/s/ John M. Robinson
	Name:	John M. Robinson
	Title:	Managing Director

SIGNATURE PAGE TO

THE FOUR-YEAR CREDIT AGREEMENT

OF HESS MIDSTREAM PARTNERS LP

Name of Institution: The Toronto-Dominion Bank, New York Branch

by	/s/ Savo Bozic
	Name:	Savo Bozic
	Title:	Authorized Signatory

Schedule 2.01

Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$32,000,000
Citibank, N.A.	32,000,000
Goldman Sachs Lending Partners LLC	32,000,000
Morgan Stanley Senior Funding, Inc.	32,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	32,000,000
Wells Fargo Bank, N.A.	32,000,000
ING Capital LLC	22,000,000
Sumitomo Mitsui Banking Corporation	22,000,000
The Bank of Nova Scotia	22,000,000
Barclays Bank PLC	14,000,000
HSBC Bank USA, N.A.	14,000,000
The Toronto-Dominion Bank, New York Branch	14,000,000

Total	$300,000,000.00

Schedule 2.04

Swingline Commitments

Swingline Lender	Initial Swingline Commitment
JPMorgan Chase Bank, N.A.	$10,000,000.00

Schedule 2.05

Issuing Banks; LC Commitments

Issuing Bank	Initial LC Commitment
JPMorgan Chase Bank, N.A.	$15,000,000.00
Citibank, N.A.	15,000,000.00
Goldman Sachs Lending Partners LLC	15,000,000.00
Morgan Stanley Senior Funding, Inc.	15,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	15,000,000.00
Wells Fargo Bank, N.A.	15,000,000.00

Schedule 3.12

Subsidiaries; Equity Investments

Subsidiary	Owner	Jurisdiction of Organization	Percentage Ownership		Material Subsidiary
Hess TGP GP LLC	Hess Midstream Partners LP	Delaware	100%		Yes
Hess TGP Operations LP	Hess TGP GP LLC Hess Infrastructure Partners LP	Delaware	20 80	% %	Yes
Hess TGP Holdings LLC	Hess TGP Operations LP	Delaware	100%		Yes
Hess Tioga Gas Plant LLC	Hess TGP Holdings LLC	Delaware	100%		Yes
Hess North Dakota Export Logistics GP LLC	Hess Midstream Partners LP	Delaware	100%		Yes
Hess North Dakota Export Logistics Operations LP	Hess North Dakota Export Logistics GP LLC	Delaware	20%		Yes
	Hess Infrastructure Partners LP		80%
Hess North Dakota Export Logistics Holdings LLC	Hess North Dakota Export Logistics Operations LP	Delaware	100%		Yes
Hess North Dakota Export Logistics LLC	Hess North Dakota Export Logistics Holdings LLC	Delaware	100%		Yes
Hess Tank Cars Holdings II LLC	Hess North Dakota Export Logistics LLC	Delaware	100%		No
Hess Tank Cars II LLC	Hess Tank Cars Holdings II LLC	Delaware	100%		No
Hess Mentor Storage Holdings LLC	Hess Midstream Partners LP	Delaware	100%		No
Hess Mentor Storage LLC	Hess Mentor Storage Holdings LLC	Delaware	100%		No
Hess North Dakota Pipelines GP LLC	Hess Midstream Partners LP	Delaware	100%		Yes
Hess North Dakota Pipelines Operations LP	Hess Midstream Partners LP Hess North Dakota Pipelines GP LLC	Delaware	80 20	% %	Yes
Hess North Dakota Pipelines Holdings LLC	Hess North Dakota Pipelines Operations LP	Delaware	100%		Yes
Hess North Dakota Pipelines LLC	Hess North Dakota Pipelines Holdings LLC	Delaware	100%		Yes

Schedule 3.13

Properties

None.

Schedule 6.01

Existing Debt

None.

Schedule 6.02

Existing Liens

None.

Schedule 6.05

Restrictive Agreements

None.

EXHIBIT A

to Credit Agreement

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility set forth below (including any letters of credit, guarantees and swingline loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity, in each case to the extent related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[a Lender] [an Affiliate of [Lender]] [an Approved Fund]

3.	Borrower:	Hess Midstream Partners LP

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	Revolving Credit Agreement dated as of March 15, 2017 (as amended, supplemented, amended and restated or otherwise modified from time to time), among Hess Midstream Partners LP, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:[1]

Aggregate Amount of Commitment/Revolving Credit Exposure for all Lenders	Amount of Commitment/Revolving Credit Exposure Assigned	Percentage Assigned of Commitment/ Revolving Credit Exposure[2]
$	$		%

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	To comply with the minimum assignment amounts set forth in 9.04(b)(ii) of the Credit Agreement.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Revolving Credit Exposure of all Lenders thereunder.

2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent [and Swingline Lender][3]

By:
Name:
Title:

Consented to:

[ISSUING BANK],[4] as Issuing Bank

By:
Name:
Title:

[3]	To be included only if consent of each Swingline Lender is required under Section 9.04(b) of the Credit Agreement.
[4]	To be included only if consent of each Issuing Bank is required under Section 9.04(b) of the Credit Agreement.

3

[SWINGLINE LENDER],[5]
as Swingline Lender

By:
Name:
Title:

[Consented to:

HESS MIDSTREAM PARTNERS LP

By:	HESS MIDSTREAM PARTNERS GP LLC, its General Partner

By:
Name:
Title:][6]

[5]	To be included only if consent of each Swingline Lender is required under Section 9.04(b) of the Credit Agreement.
[6]	To be included only if the consent of the Borrower is required by Section 9.04(b)(i) of the Credit Agreement.

4

ANNEX I

HESS MIDSTREAM PARTNERS LP CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than the statements, warranties or representations made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or other Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or other Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Lender that is a United States Person, attached to this Assignment and Acceptance is IRS Form W-9 certifying that such Lender is exempt from United States Federal backup withholding tax and (vi) if it is a Foreign Lender, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to Section 2.16 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and governed by the law of the State of New York.

2

EXHIBIT B

to Credit Agreement

COMPLIANCE CERTIFICATE

[The form of this Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement referred to below. The obligations of the Borrower under the Credit Agreement are as set forth in the Credit Agreement, and nothing in this Compliance Certificate, or the form hereof, shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement. In the event of any conflict between the terms of this Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Compliance Certificate are to be modified accordingly.]

Reference is made to the Revolving Credit Agreement dated as of March 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hess Midstream Partners LP, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Each capitalized term used but not defined herein shall have the meaning specified in the Credit Agreement.

The undersigned, [specify title] of the Borrower, hereby certifies (solely in his or her capacity as an officer and not individually), as follows:

1. I am a Financial Officer of the Borrower.

2. [Attached as Schedule I hereto are the consolidated balance sheet and consolidated statements of operations, retained earnings and cash flows required by Section 5.01(a) of the Credit Agreement as of the end of and for the fiscal year ended [            ], setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, together with an audit opinion thereon of Ernst & Young, LLP, or other independent registered public accounting firm of recognized national standing selected by the Borrower, required by Section 5.01(a).] [or] [The consolidated balance sheet and consolidated statements of operations, retained earnings and cash flows required by Section 5.01(a) of the Credit Agreement as of the end of and for the fiscal year ended [            ], setting forth in each case in comparative form the corresponding figures for the previous fiscal year, together with an audit opinion thereon of Ernst & Young LLP, or other independent registered public accounting firm of recognized national standing selected by the Borrower, required by Section 5.01(a), have been [filed with the SEC and are available on the website of the SEC at http://www.sec.gov].]

[or]

[Attached as Schedule I hereto are the unaudited consolidated balance sheet and unaudited consolidated statements of operations, retained earnings and cash flows required by Section 5.01(b) of the Credit Agreement as of the end of and for the fiscal quarter ended [    ] and the then elapsed portion of the fiscal year.] [or] [The unaudited consolidated balance sheets and unaudited consolidated statements of operations, retained earnings and cash flows required by Section 5.01(b) of the Credit Agreement as of the end of and for the fiscal quarter ended [     ] and

the then elapsed portion of the fiscal year have been [filed with the SEC and are available on the website of the SEC at http://www.sec.gov].] Such unaudited consolidated balance sheet and unaudited consolidated statements of operations, retained earnings and cash flows present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and such portion of such fiscal year in accordance with GAAP, subject to year-end audit adjustments.]

3. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements. The foregoing examination did not disclose, and I have no knowledge of, (a) the existence of any condition or event that constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, specifying the details thereof and any action taken or proposed to be taken with respect thereto, or (b) any change in GAAP or in the application thereof since the date of the Borrower’s audited consolidated financial statements for the immediately preceding fiscal year that had a significant effect on the calculation of Consolidated Net Tangible Assets or the Leverage Ratio, except as set forth in a separate attachment, if any, to this Certificate, specifying the nature of such change and the effect thereof on such calculations.

4. Annex A hereto identifies each Material Subsidiary and each Unrestricted Subsidiary, in each case, as of the end of the accounting period covered by the attached financial statements.

5. All notices required under Sections 5.11 and 5.13 of the Credit Agreement have been provided.

6. Annex B hereto sets forth the computation of the Leverage Ratio (including the definitional components thereof set forth in Annex B) as of the end of the four fiscal quarter period ended on [    ].

[7. Annex C hereto sets forth updates, if any, to the information set forth in Schedules I, I-A, I-B, II, III, IV and V to the Collateral Agreement, in each case, since the information provided to the Lenders on the Availability Date or in the most recent Compliance Certificate delivered prior to the date hereof pursuant to Section 5.01(c) of the Credit Agreement.]

The foregoing certifications are made and delivered on [                    ] pursuant to Section 5.01(c) of the Credit Agreement.

HESS MIDSTREAM PARTNERS LP,

by	HESS MIDSTREAM PARTNERS GP LP, its General Partner,

	by	HESS MIDSTREAM PARTNERS GP LLC, its General Partner,

by
Name:
Title:

2

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDED [mm/dd/yy].

The following table sets forth each Material Subsidiary and Unrestricted Subsidiary as of the end of the fiscal [quarter][year] referred to above.

Material Subsidiaries	Unrestricted Subsidiaries

ANNEX B TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDED [mm/dd/yy].1

1.	Consolidated Net Income: (i) - (ii) =		$[ , , ]

	(i) net income or loss of the Borrower and its Restricted Subsidiaries for the period of four consecutive fiscal quarters ended on such date, on a consolidated basis determined in accordance with GAAP:		$[ , , ]

	(ii) to the extent included in net income referred to in (i)[2]: (a) + (b) + (c) =		$[ , , ]

	(a)	the income or loss for such period of any Person other than a Restricted Subsidiary in which the Borrower or any Restricted Subsidiary has an ownership interest except to the extent that any such income has been actually received by the Borrower or such Restricted Subsidiary in the form of cash dividends or similar cash distributions:	$[ , , ]

	(b)	any undistributed net income of a Restricted Subsidiary to the extent that the ability of such Restricted Subsidiary to make Restricted Payments to the Borrower or to another Restricted Subsidiary is, as of the date of determination of Consolidated Net Income, restricted by its organizational documents, any Contractual Obligation (other than the Credit Agreement) or any applicable law:	$[ , , ]

	(c)	the income or loss of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary that is not wholly owned, directly or indirectly, by the Borrower and its Restricted Subsidiaries to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Restricted Subsidiary:	$[ , , ]

[1]	Where reference is made to “the Borrower and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.
[2]	Items to be set forth without duplication.

ANNEX B-2

2.[3]	Consolidated EBITDA: (i) + (ii) – (iii) =			$[ , , ]

	(i)	Consolidated Net Income:		$[ , , ]

(ii)[4]

(a) consolidated interest expense for such period (including imputed interest expense in respect of Capitalized Lease Obligations, amortization or write-off of debt issuance costs and commissions, discounts and other fees and charges associated with Debt, amortization of capitalized interest and the net amount accrued (whether or not actually paid) pursuant to any interest rate protection agreement during such period):

$[ , , ]

		(b)	consolidated income tax expense for such period:	$[ , , ]

		(c)	all amounts attributable to depreciation for such period and amortization of intangible assets for such period:	$[ , , ]

		(d)	extraordinary expenses or losses for such period:[5]	$[ , , ]

		(e)	any unusual or nonrecurring noncash charges or losses (including impairment of goodwill or intangible assets) for such period:[6]	$[ , , ]

		(f)	any losses for such period attributable to early extinguishment of Debt or obligations under any Swap Agreement:	$[ , , ]

All amounts added back in computing Consolidated EBITDA for any period pursuant to clause (ii) below, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (iii) below, to the extent such amounts are, in the reasonable judgment of a Financial Officer of the Borrower, attributable to any Restricted Subsidiary that is not wholly owned, directly or indirectly, by the Borrower, shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Restricted Subsidiary.

For purposes of calculating Consolidated EBITDA for any period, if during such period the Borrower or any Restricted Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b) of the Credit Agreement.

[3]	Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by the Borrower or any of its Restricted Subsidiaries, other than dispositions of inventory and other dispositions in the ordinary course of business.
[4]	Items to be set forth without duplication and to the extent deducted in determining Consolidated Net Income.
[5]	Any cash payment made with respect to any noncash items added back in computing Consolidated EBITDA for any prior period pursuant to this clause (d) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made.
[6]	Any cash payment made with respect to any noncash items added back in computing Consolidated EBITDA for any prior period pursuant to this clause (e) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made.

ANNEX B-3

		(g)	any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Swap Agreements:	$[ , , ]

		(h)	the cumulative effect for such period of a change in accounting principles:	$[ , , ]

		(i)	any fees and expenses for such period relating to the Transactions:	$[ , , ]

	(iii)[7]	(a)	any extraordinary gains for such period:	$[ , , ]

		(b)	any unusual or nonrecurring noncash gains for such period:	$[ , , ]

		(c)	any gains for such period attributable to the early extinguishment of Debt or obligations under any Swap Agreement:	$[ , , ]

		(d)	any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Swap Agreements:	$[ , , ]

		(e)	the cumulative effect for such period of a change in accounting principles:	$[ , , ]

		(f)	the aggregate amount of cash payment made during such period with respect to any noncash items added back in computing Consolidated EBITDA for any prior period pursuant to this clause (ii)(d) or (ii)(e) above:	$[ , , ]

3.	Consolidated Total Debt:[8] (i) + (ii) + (iii) + (iv) + (v) + (vi) =			$[ , , ]

	(i)	the aggregate principal amount of indebtedness for borrowed money (including indebtedness evidenced by debt securities):		$[ , , ]

	(ii)	obligations to pay the deferred purchase price of property or services, except trade accounts payable in the ordinary course of business:		$[ , , ]

	(iii)	Capitalized Lease Obligations:		$[ , , ]

	(iv)	excluding any contingent obligations, the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which the Borrower or the Restricted Subsidiary, as applicable, is an account party:		$[ , , ]

[7]	Items to be set forth without duplication and to the extent included in determining such Consolidated Net Income (or the Consolidated Net Income for any prior period).
[8]	Determined on a consolidated basis for the Borrower and its Restricted Subsidiaries, without duplication.

ANNEX B-4

	(v)	all Debt of others secured by any Lien on property owned or acquired by the Borrower or the Restricted Subsidiary, as applicable, whether or not the Debt secured thereby has been assumed by such Person, but only to the extent of such property’s fair market value:	$[ , , ]

	(vi)	to the extent such Guarantees relate to the Debt of others of the type referred to in clauses (i) through (v) above, all Guarantees by the Borrower or the Restricted Subsidiary, as applicable, of Debt of others:	$[ , , ]

4.	Leverage Ratio: (i)/(ii) =		[ ]

	(i)	Consolidated Total Debt:	$[ , , ]

	(ii)	Consolidated EBITDA:[9]	$[ , , ]

[9]	Consolidated EBITDA shall be deemed to be (A) for the four fiscal quarter period ended prior to the last day of the first fiscal quarter that shall have commenced after the Availability Date, (x) pro forma Consolidated EBITDA for the fiscal year ended December 31, 2016, determined by reference to the Initial Financial Statements, or (y) if pro forma combined financial statements of the Borrower for the fiscal quarter ended March 31, 2017 are included in the Registration Statement, pro forma Consolidated EBITDA for such fiscal quarter, determined by reference to the Initial Financial Statements, multiplied by four, (B) for the four fiscal quarter period ended on the last day of the first fiscal quarter that shall have commenced after the Availability Date, Consolidated EBITDA for such first fiscal quarter multiplied by four, (C) for the four fiscal quarter period ended on the last day of the second fiscal quarter that shall have commenced after the Availability Date, Consolidated EBITDA for the two fiscal quarter period then ended multiplied by two, and (D) for the four fiscal quarter period ended on the last day of the third fiscal quarter that shall have commenced after the Availability Date, Consolidated EBITDA for the three fiscal quarter period then ended multiplied by 4/3.

ANNEX C TO

COMPLIANCE CERTIFICATE

[Provide updates, if any, to Schedules I, I-A, I-B, II, III, IV and V to the Collateral Agreement]

EXHIBIT C

to Credit Agreement

GUARANTEE AGREEMENT

dated as of

[            ], 2017,

among

HESS MIDSTREAM PARTNERS LP,

THE GUARANTORS IDENTIFIED HEREIN

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

TABLE OF CONTENTS

		Page
ARTICLE I

Definitions

SECTION 1.01.	Credit Agreement	1
SECTION 1.02.	Other Defined Terms	1

ARTICLE II

The Guarantees

SECTION 2.01.	Guarantee	2
SECTION 2.02.	Guarantee of Payment; Continuing Guarantee	2
SECTION 2.03.	No Limitations	3
SECTION 2.04.	Reinstatement	4
SECTION 2.05.	Agreement to Pay; Subrogation	4
SECTION 2.06.	Information	5
SECTION 2.07.	Payments Free of Taxes	5

ARTICLE III

Indemnity, Subrogation and Subordination

SECTION 3.01.	Indemnity and Subrogation	5
SECTION 3.02.	Contribution and Subrogation	5
SECTION 3.03.	Subordination	6

ARTICLE IV

Representations and Warranties

ARTICLE V

Miscellaneous

SECTION 5.01.	Notices	6
SECTION 5.02.	Waivers; Amendment	7
SECTION 5.03.	Administrative Agent’s Fees and Expenses; Indemnification	7
SECTION 5.04.	Survival	8
SECTION 5.05.	Counterparts; Effectiveness; Several Agreement; Electronic Execution	8
SECTION 5.06.	Severability	9
SECTION 5.07.	Right of Setoff	9
SECTION 5.08.	Governing Law; Jurisdiction; Consent to Service of Process; Appointment of Service of Process Agent	10
SECTION 5.09.	WAIVER OF JURY TRIAL	10

i

SECTION 5.10.	Headings	11
SECTION 5.11.	Termination or Release	11
SECTION 5.12.	Additional Guarantors	11

ii

GUARANTEE AGREEMENT dated as of [            ], 2017 (this “Agreement”), among HESS MIDSTREAM PARTNERS LP, the GUARANTORS identified herein and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Reference is made to the Revolving Credit Agreement dated as of March 15, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hess Midstream Partners LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Guarantors are Subsidiaries of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement (including in the introductory paragraph hereto) and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” has the meaning set forth in the preamble hereto.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Claiming Party” has the meaning set forth in Section 3.02.

“Contributing Party” has the meaning set forth in Section 3.02.

“Credit Agreement” has the meaning set forth in the introductory paragraph hereto.

“Guarantors” means Subsidiaries of the Borrower identified as such on Schedule I and each other Subsidiary of the Borrower that becomes a party to this Agreement as a Guarantor after the Closing Date pursuant to Section 5.12; provided that if a Subsidiary of the Borrower is released from its obligations as a Guarantor hereunder as provided in Section 5.11(b), such Subsidiary shall cease to be a Guarantor hereunder effective upon such release.

“Indemnified Amount” has the meaning set forth in Section 3.02.

“Loan Document Obligations” has the meaning set forth in the Credit Agreement.

“Obligations” means, collectively, (a) all Loan Document Obligations, (b) all Secured Swap Obligations, excluding, with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor, and (c) all Secured Cash Management Obligations.

“Secured Cash Management Obligations” has the meaning set forth in the Credit Agreement.

“Secured Parties” means (a) the Administrative Agent, (b) each Arranger, (c) each Lender, (d) each Issuing Bank, (e) each Secured Cash Management Provider holding any Secured Cash Management Obligations, (f) each counterparty to any Secured Swap Agreement holding any Secured Swap Obligations, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (h) the successors and permitted assigns of each of the foregoing.

“Secured Swap Obligations” has the meaning set forth in the Credit Agreement.

“Supplement” means an instrument in the form of Exhibit A hereto, or any other form approved by the Administrative Agent.

ARTICLE II

The Guarantees

SECTION 2.01. Guarantee. Each Guarantor irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, to the Secured Parties the due and punctual payment and performance of the Obligations. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any extension, renewal, amendment or modification of any of the Obligations. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its Guarantee and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment; Continuing Guarantee. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy, insolvency, receivership or similar proceeding

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shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of any of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower, any other Loan Party or any other Person. Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all of the Obligations, whether currently existing or hereafter incurred.

SECTION 2.03. No Limitations. (a) Except for the termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 5.11, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or any impossibility in the performance of any of the Obligations, or otherwise. Without limiting the generality of the foregoing, except for termination or release of its obligations hereunder as expressly provided in Section 5.11, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any extension or renewal of any of the Obligations, (iii) any rescission, waiver, amendment, or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement, (iv) the release of, or any impairment of or failure to perfect any Lien on any security held by the Administrative Agent or any other Secured Party for any of the Obligations, (v) the failure or delay of the Administrative Agent or any other Secured Party to exercise any right or remedy against any other guarantor of the Obligations, (vi) any default, failure or delay, wilful or otherwise, in the performance of any of the Obligations, (vii) any lack of validity or unenforceability of this Agreement or any other Loan Document, (viii) any change in ownership of the Borrower or any Guarantor or any merger or consolidation of the Borrower or any Guarantor with any other Person or (ix) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(b) Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security in accordance with its terms and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(c) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause,

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or the cessation from any cause of the liability of the Borrower or any other Loan Party (other than the payment in full in cash of all the Obligations). The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder (except to the extent the Obligations have been paid in full in cash). To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security. Any term or provision of this Agreement or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount (after giving effect to Sections 3.01 and 3.02 hereof) of the Obligations for which any Guarantor shall be liable shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any applicable provisions of comparable state law.

SECTION 2.04. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligations is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower, any other Loan Party or otherwise.

SECTION 2.05. Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party may have at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Each Guarantor agrees that if payment in respect of any Obligation shall be due in a currency other than dollars and/or at a place of payment other than New York and if, by reason of any change in law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, circumstance or condition, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent or any Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, such Guarantor shall make payment of such Obligation in dollars (based upon the applicable exchange rate in effect on the date of payment) and/or in New York, and shall indemnify the Administrative Agent and each other Secured Party against any losses or reasonable out-of-pocket expenses (including losses or expenses resulting from fluctuations in exchange rates) that it shall sustain as a

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result of such alternative payment. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

SECTION 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, in each case as diligent inquiry would reveal, and agrees that neither the Administrative Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Payments Free of Taxes. Each Guarantor hereby acknowledges the provisions of Section 2.16 of the Credit Agreement and agrees to be bound by such provisions with the same force and effect, and to the same extent, as if such Guarantor were a party to the Credit Agreement.

ARTICLE III

Indemnity, Subrogation and Subordination

SECTION 3.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 3.03), the Borrower agrees that (a) in the event a payment in respect of any Obligation of the Borrower shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Loan Document to satisfy in whole or in part any Obligation of the Borrower, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 3.02. Contribution and Subrogation. Each Guarantor (a “Contributing Party”) agrees (subject to Section 3.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligations or assets of any other Guarantor shall be sold pursuant to any Loan Document to satisfy any Obligation and such other Guarantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 3.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets (the “Indemnified Amount”), as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any

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Guarantor becoming a party hereto pursuant to Section 5.12, the date of the Supplement hereto executed and delivered by such Guarantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 3.02 shall (subject to Section 3.03) be subrogated to the rights of such Claiming Party under Section 3.01 to the extent of such payment. Notwithstanding the foregoing, to the extent that any Claiming Party’s right to indemnification hereunder arises from a payment or sale of Collateral made to satisfy Obligations constituting Swap Obligations, only those Contributing Parties for whom such Swap Obligations do not constitute Excluded Swap Obligations shall indemnify such Claiming Party, with the fraction set forth in the second preceding sentence being modified as appropriate to provide for indemnification of the entire Indemnified Amount.

SECTION 3.03. Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 3.01 and 3.02 and all other rights of the Guarantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated in right of payment to the payment in full of all the Obligations. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 3.01 and 3.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the Obligations.

ARTICLE IV

Representations and Warranties

Each Loan Party represents and warrants that the execution, delivery and performance by such Loan Party of this Agreement have been duly authorized by all necessary corporate or other organizational action, and do not require the approval of such Loan Party’s shareholders or other equity holders except where such approvals have been obtained, and this Agreement has been duly executed and delivered by such Loan Party and constitutes the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by moratorium laws from time to time in effect.

ARTICLE V

Miscellaneous

SECTION 5.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

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SECTION 5.02. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement.

SECTION 5.03. Administrative Agent’s Fees and Expenses; Indemnification. (a) Each Guarantor, jointly with each other Guarantor and severally, agrees to reimburse the Administrative Agent for its fees and reasonable out-of-pocket expenses incurred hereunder as provided in Section 9.03(a) of the Credit Agreement as if each reference in such Section to “the Borrower” were a reference to “the Guarantors”, mutatis mutandis, and with the same force and effect as if such Guarantor were a party to the Credit Agreement.

(b) Each Guarantor, jointly with each other Guarantor and severally, agrees to indemnify and hold harmless each Indemnitee as provided in Section 9.03(b) of the Credit Agreement as if each reference in such Section to “the Borrower” were a reference to “the Guarantors”, mutatis mutandis, and with the same force and effect as if such Guarantor were a party to the Credit Agreement.

(c) To the extent permitted by applicable law, (i) no Guarantor shall assert, and each Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent that such damages are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or from a material breach of the Credit Agreement by such Indemnitee, and (ii) no party

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hereto shall assert, and each party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this sentence shall relieve the Guarantors of any obligation they may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(d) Any amounts payable as provided in paragraph (a) or (b) of this Section shall be additional Obligations guaranteed hereby and secured by the Security Documents. All amounts due under paragraph (a) or (b) of this Section shall be payable promptly after written demand therefor.

(e) BY ACCEPTING THE BENEFITS OF THIS AGREEMENT AND THE GUARANTEES CREATED HEREBY, EACH SECURED PARTY SHALL BE DEEMED TO HAVE ACKNOWLEDGED THE PROVISIONS OF ARTICLE VIII OF THE CREDIT AGREEMENT AND AGREED TO BE BOUND BY SUCH PROVISIONS AS FULLY AS IF THEY WERE SET FORTH HEREIN.

SECTION 5.04. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such Person or on its behalf and notwithstanding that the Administrative Agent, any Arranger, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Credit Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.04, 2.07 and 5.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated by the Loan Documents, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 5.05. Counterparts; Effectiveness; Several Agreement; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective as to any Loan Party when a

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counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Loan Party without such consent shall be null and void), except as expressly provided in the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

(b) The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement or any other Loan Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 5.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 5.07. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, Issuing Bank or Affiliate to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor, now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender and Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have. Each Lender and Issuing Bank shall notify the Borrower and the Administrative Agent promptly after any such set off and application; provided that the failure to give notice shall not affect the validity of such set off and application.

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SECTION 5.08. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in The City of New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding against the Administrative Agent, any Arranger, any Issuing Bank or any Lender shall be brought, and shall be heard and determined exclusively, in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender or Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement hereby irrevocably consents to service of process in the manner provided for notices to it in Section 5.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 5.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT

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SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 5.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 5.11. Termination or Release. (a) Subject to Section 2.04, this Agreement and the Guarantees made herein shall automatically terminate and be released on the earlier to occur of (i) the satisfaction of the provisions of Section 9.18(c) of the Credit Agreement and (ii) payment in full in cash of all the Loan Document Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made), the expiration or termination of the Lenders’ commitments to lend under the Credit Agreement, the reduction of the LC Exposure to zero and the expiration or termination of the Issuing Banks’ obligations to issue, amend or extend Letters of Credit under the Credit Agreement.

(b) A Guarantor shall automatically be released from its obligations under this Agreement upon: (i) such Guarantor having been designated as an Unrestricted Subsidiary in accordance with the terms of the Credit Agreement, (ii) all the Equity Interests in such Guarantor held by the Borrower and its Subsidiaries having been sold or otherwise disposed of (other than to the Borrower or any of its Subsidiaries) (including by merger or consolidation) in any transaction not prohibited by the Credit Agreement, (iii) such Guarantor having ceased to be a wholly owned Subsidiary as a result of the consummation of any sale or disposition of all or any part of the Equity Interests of such Subsidiary not prohibited under the Credit Agreement and entered into for a valid business purpose, (iv) the release of such Guarantor from its obligations under this Agreement having been approved or authorized in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.02 of the Credit Agreement) or (v) in accordance with Section 9.18 of the Credit Agreement.

(c) In connection with any termination or release pursuant to paragraph (a) or (b) of this Section, the Administrative Agent shall execute and/or deliver to any Guarantor, at such Guarantor’s expense, all releases and other documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents by the Administrative Agent pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 5.12. Additional Guarantors. Pursuant to the Credit Agreement, certain Subsidiaries of the Borrower not a party hereto on the Availability Date are required to enter into this Agreement. Upon the execution and delivery by the Administrative Agent and any such Subsidiary of the Borrower of a Supplement, such

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Subsidiary of the Borrower shall become a Guarantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any Supplement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary of the Borrower as a party to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

HESS MIDSTREAM PARTNERS LP,

by	HESS MIDSTREAM PARTNERS GP LP, its General Partner,

	by	HESS MIDSTREAM PARTNERS GP LLC, its General Partner,

by
Name:
Title:

HESS TGP GP LLC,

by
Name:
Title:

HESS MENTOR STORAGE HOLDINGS LLC,

by
Name:
Title:

HESS MENTOR STORAGE LLC,

by
Name:
Title:

SIGNATURE PAGE TO GUARANTEE AGREEMENT

HESS NORTH DAKOTA EXPORT LOGISTICS GP LLC,

by
Name:
Title:

HESS NORTH DAKOTA PIPELINES GP LLC

by
Name:
Title:

SIGNATURE PAGE TO GUARANTEE AGREEMENT

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

SIGNATURE PAGE TO GUARANTEE AGREEMENT

Schedule I to

the Guarantee Agreement

INITIAL GUARANTORS

1. Hess TGP GP LLC

2. Hess Mentor Storage Holdings LLC

3. Hess Mentor Storage LLC

4. Hess North Dakota Export Logistics GP LLC

5. Hess North Dakota Pipelines GP LLC

Exhibit A to

the Guarantee Agreement

SUPPLEMENT NO.      dated as of [    ] to the Guarantee Agreement dated as of [            ], 2017, among HESS MIDSTREAM PARTNERS LP, the GUARANTORS party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Reference is made to (a) the Revolving Credit Agreement dated as of March 15, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hess Midstream Partners LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and (b) the Guarantee Agreement dated as of [    ], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee Agreement”), among the Borrower, the Guarantors party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or the Guarantee Agreement, as applicable.

The Guarantors have entered into the Guarantee Agreement in order to induce the Lenders and the Issuing Banks to extend credit to the Borrower. Section 5.12 of the Guarantee Agreement provides that additional Subsidiaries of the Borrower may become Guarantors under the Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Borrower (the “New Subsidiary”) is executing this Supplement to become a Guarantor under the Guarantee Agreement in order to induce the Lenders and the Issuing Banks to make additional extensions of credit under the Credit Agreement and as consideration for such extensions of credit previously issued.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 5.12 of the Guarantee Agreement, the New Subsidiary by its signature below becomes a Guarantor under the Guarantee Agreement with the same force and effect as if originally named therein as a Guarantor, and the New Subsidiary hereby agrees to all the terms and provisions of the Guarantee Agreement applicable to it as a Guarantor thereunder. Each reference to a “Guarantor” in the Guarantee Agreement shall be deemed to include the New Subsidiary. The Guarantee Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants that (a) the execution, delivery and performance by the New Subsidiary of this Supplement have been duly authorized by all necessary corporate or other organizational action, and do not require the approval of the New Subsidiary’s shareholders or other equity holders except where such approvals have been obtained, and this Supplement has been duly executed and delivered by the New Subsidiary and constitutes the legal, valid and binding obligation of the New Subsidiary enforceable against such New Subsidiary in accordance with its terms, except as enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by moratorium laws from time to time in effect, and (b) all representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.10, 3.16, 3.19 and 3.20 of the Credit Agreement as to the New Subsidiary are true and correct.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Supplement by facsimile or other electronic imaging shall be effective as delivery of a manually signed counterpart of this Supplement. This Supplement shall become effective as to the New Subsidiary when a counterpart hereof executed on behalf of the New Subsidiary shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon the New Subsidiary and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of the New Subsidiary, the Administrative Agent, the other Secured Parties and their respective successors and assigns, except that the New Subsidiary shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly provided in this Supplement, the Guarantee Agreement and the Credit Agreement.

SECTION 4. Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Guarantee Agreement.

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IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

SIGNATURE PAGE TO SUPPLEMENT TO THE GUARANTEE AGREEMENT

EXHIBIT D

to Credit Agreement

[Letterhead of Issuing Bank]

FORM OF

NOTICE OF LC ACTIVITY

[insert date]

Hess Midstream Partners LP

c/o Hess Corporation

1185 Avenue of the Americas

New York, New York 10036

Facsimile: (855) 439-8592, (855) 671-7087

Attention: Eric S. Fishman and Christopher J. Molinaro

JPMorgan Chase Bank, N.A.,

as the Administrative Agent

Loan & Agency Services

500 Stanton Christiana Road, NCC5, Floor 01

Newark, Delaware 19713

Facsimile: (302) 634-1417

Attention: Rea Seth

Hess Midstream Partners LP – Notice of LC Activity

Ladies and Gentlemen:

This Notice of LC Activity is delivered to you pursuant to Section 2.05(b) of the Revolving Credit Agreement dated as of March 15, 2017 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Hess Midstream Partners LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

The undersigned Issuing Bank hereby gives you notice pursuant to Section 2.05(b) of the Credit Agreement that [the Issuing Bank [issued] [amended] [renewed] [extended] a Letter of Credit pursuant to a Notice of LC Request from the Borrower]1. A copy of such Letter of Credit [(as so [amended] [renewed] [extended])] is attached hereto as Exhibit A. The beneficiary of such Letter of Credit is                 . The stated amount of such Letter of Credit is $        . Such Letter of Credit was issued on                      [and the [amendment] [renewal] [extension] thereof became effective on                     ]. As of the date hereof, $         of such Letter of Credit has been drawn on. The expiration date of such Letter of

[1]

In the case of a Notice of LC Activity delivered in connection with an expiry of, or a drawing under a Letter of Credit, identify the applicable Letter of Credit and specify such expiration date or the amount of such drawing.

Credit is                      ,         . [Issuing Bank to add any other information with respect to the amendment, renewal, extension or expiry of, or drawing under, such Letter of Credit as the Administrative Agent may reasonably request.]

,
as Issuing Bank,

By:
Name:
Title:

2

Exhibit A

[See Attached Letter of Credit]

EXHIBIT E

to Credit Agreement

[Letterhead of Borrower]

FORM OF

NOTICE OF LC REQUEST

[insert date]

,
as the Issuing Bank

Facsimile:

Attention:

JPMorgan Chase Bank, N.A.,

as the Administrative Agent

Loan & Agency Services

500 Stanton Christiana Road, NCC5, Floor 01

Newark, Delaware 19713

Facsimile: (302) 634-1417

Attention: Rea Seth

Hess Midstream Partners LP – Notice of LC Request

Ladies and Gentlemen:

This Notice of LC Request is delivered to                     , as an issuing bank (the “Issuing Bank”), pursuant to Section 2.05(b) of the Revolving Credit Agreement dated as of March 15, 2017 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Hess Midstream Partners LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement.

1. [The Borrower requests that a Letter of Credit (the “Letter of Credit”) be issued as provided herein. The amount of the Letter of Credit is $        . After giving effect to the issuance of the Letter of Credit, (i) the aggregate LC Exposure will not exceed $150,000,000, (ii) the portion of the LC Exposure attributable to Letters of Credit issued by the Issuing Bank will not exceed the LC Commitment of the Issuing Bank (unless otherwise agreed by the Issuing Bank), (iii) the Revolving Credit Exposure of any Lender will not exceed the Commitment of such Lender, (iv) the sum of the Revolving Credit Exposures of all the Lenders will not exceed the sum of the Commitments of all the Lenders, and (v) the sum of the LC Exposure attributable to Letters of Credit expiring after any Existing Maturity Date and the Swingline Exposure attributable to Swingline Loans maturing after such Existing Maturity Date will not exceed the sum of the Commitments that have been extended to a date after the latest expiration date of such Letters of Credit and the latest maturity date of such Swingline Loans.] [The Borrower requests that the [identify Letter of Credit] (the “Letter of Credit”) be [amended] [renewed] [extended] as provided herein. After giving effect to the [amendment] [renewal] [extension] of the Letter of Credit, (i) the aggregate LC Exposure will not exceed $150,000,000, (ii) the portion of the LC Exposure attributable to Letters of Credit issued by the Issuing Bank will not exceed the LC Commitment of the Issuing Bank (unless otherwise agreed by the Issuing Bank), (iii) the Revolving Credit Exposure of any Lender will not exceed the Commitment of such Lender, (iv) the sum of the Revolving Credit Exposures of all the Lenders will not exceed the sum of the Commitments of all the Lenders, and (v) the sum of the LC Exposure attributable to Letters of Credit expiring after any Existing Maturity Date and the Swingline Exposure attributable to Swingline Loans maturing after such Existing Maturity Date will not exceed the sum of the Commitments that have been extended to a date after the latest expiration date of such Letters of Credit and the latest maturity date of such Swingline Loans.]

2. The proposed date of the requested [issuance] [amendment] [renewal] [extension] of the Letter of Credit is                  ,          (which is a Business Day).

3. The expiration date of the Letter of Credit is                 ,         .1

4. [Borrower to add any other information necessary to prepare, amend, renew or extend the Letter of Credit (including amount of Letter of Credit, name and address of the beneficiary thereof, drawing conditions, etc.).]

The undersigned Financial Officer of the Borrower certifies that each of the conditions precedent to the proposed issuance set forth in Section 4.03 of the Credit Agreement has been satisfied.

The Borrower has caused this Notice of LC Request to be executed and delivered by a Financial Officer of the Borrower this      day of                 ,         .

HESS MIDSTREAM PARTNERS LP

By:	HESS MIDSTREAM PARTNERS GP LLC, its General Partner

By:
Name:
Title:

[1]	Insert date that is no less than 30 Business Days prior to the Maturity Date. The Maturity Date and the Availability Period, as such terms are used in the Credit Agreement in reference to any Issuing Bank or any Letter of Credit issued by such Issuing Bank, may not be extended with respect to any Issuing Bank without the prior written consent of such Issuing Bank.

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EXHIBIT F

to Credit Agreement

FORM OF NOTE

[●], 2017

FOR VALUE RECEIVED, the undersigned, HESS MIDSTREAM PARTNERS LP, a Delaware limited partnership (the “Borrower”), unconditionally promises to pay to                      (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Revolving Credit Agreement dated as of March 15, 2017 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Hess Midstream Partners LP, the lenders party thereto (including the Lender) and JPMorgan Chase Bank, N.A., as Administrative Agent, on such dates and in such amounts as are set forth in the Credit Agreement. The amounts payable under the Credit Agreement may be reduced only in accordance with the terms of the Credit Agreement. Unless otherwise defined, capitalized terms used herein have the meanings provided in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

Payments of both principal and interest are to be made without setoff or counterclaim in lawful money of the United States of America in same day or immediately available funds to the account designated by the Administrative Agent.

This Note is one of the Notes referred to in, and evidences the Loans made by the Lender under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the indebtedness evidenced by this Note and on which such indebtedness may be declared to be or shall automatically become immediately due and payable.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

HESS MIDSTREAM PARTNERS LP

By:	HESS MIDSTREAM PARTNERS GP LLC, its General Partner

By:
Name:
Title:

LOAN AND PRINCIPAL PAYMENTS

Date	Amount of Loan	Amount of Principal Repaid	Unpaid Principal Balance	Notations Made By

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